UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

USEC INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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USEC Inc.
Two Democracy Center
6903 Rockledge Drive
Bethesda, Maryland 20817

March 18, 2010

Dear Shareholder:

You are cordially invited to attend our annual meeting of shareholders to be held on Thursday, April 29, 2010, at 10:00 a.m., Eastern Time, at the Marriott Bethesda North Hotel and Conference Center, 5701 Marinelli Road, North Bethesda, Maryland.

Matters scheduled for consideration at this meeting are (1) the election of nine directors and (2) the ratification of the appointment of the Company’s independent auditors. The meeting will also provide an opportunity to review with you USEC’s business during the year ended December 31, 2009.

Your vote is important no matter how many shares you own. We encourage you to vote your shares today. You may vote by completing and returning the enclosed proxy card in the postage-paid envelope provided or by using telephone or Internet voting systems. If you do attend the meeting and desire to vote in person, you may do so even though you have previously submitted your proxy.

We appreciate your continued confidence in the Company and look forward to seeing you at the annual meeting.

Sincerely,

James R. Mellor	John K. Welch
Chairman of the Board	President and Chief Executive Officer

USEC Inc.
Two Democracy Center
6903 Rockledge Drive
Bethesda, Maryland 20817

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 29, 2010

The Annual Meeting of Shareholders of USEC Inc. will be held on Thursday, April 29, 2010, at 10:00 a.m., Eastern Time, at the Marriott Bethesda North Hotel and Conference Center, 5701 Marinelli Road, North Bethesda, Maryland, for the purpose of considering and voting upon:

1. The election of nine directors for a term of one year;

2. The ratification of the appointment of PricewaterhouseCoopers LLP as USEC’s independent auditors for 2010; and

3. Such other business as may properly come before the meeting or any adjournments thereof.

We are enclosing a copy of the Company’s Annual Report for the year ended December 31, 2009 with this Notice and Proxy Statement.

The record date for determining shareholders entitled to notice of, and to vote at, the meeting was the close of business on March 4, 2010. Please complete and return the enclosed proxy card in the postage-paid envelope provided at your earliest convenience, or use telephone or Internet voting systems to vote your shares.

By Order of the Board of Directors,

Peter B. Saba
Senior Vice President, General Counsel and Secretary

Bethesda, Maryland
March 18, 2010

2010 PROXY STATEMENT

USEC Inc.
Two Democracy Center
6903 Rockledge Drive
Bethesda, Maryland 20817

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to Be Held on April 29, 2010

This proxy statement and our Annual Report for
the year ended December 31, 2009 are available at http://bnymellon.mobular.net/bnymellon/USU.

PROXY STATEMENT

We are providing these proxy materials in connection with the solicitation by the Board of Directors of USEC Inc. of proxies to be voted at USEC Inc.’s (“USEC,” the “Company,” “we,” “us,” or “our”) 2010 Annual Meeting of Shareholders. The meeting will be held at the Marriott Bethesda North Hotel and Conference Center, 5701 Marinelli Road, North Bethesda, Maryland, on April 29, 2010, beginning at 10:00 a.m., Eastern Time. The proxies also may be voted at any adjournments or postponements of the meeting.

This Proxy Statement, proxy card and our Annual Report for the year ended December 31, 2009 are being mailed starting on approximately March 19, 2010.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Who may vote at the meeting?

The Board set March 4, 2010 as the record date for the meeting. If you were the owner of USEC Inc. common stock at the close of business on March 4, 2010, you may vote at the meeting. You are entitled to one vote for each share of common stock you held on the record date, including shares:

•	held directly in your name with our transfer agent, BNY Mellon Shareowner Services, as a “shareholder of record;”

•	held for you in an account with a broker, bank or other nominee (shares held in “street name” for a “beneficial owner”); and

•	held for you under a USEC employee stock ownership plan with our plan administrator, BNY Mellon Shareowner Services, or under the USEC 401(k) plan with our plan administrator, Fidelity (each a “USEC stock ownership plan”).

How many shares must be present to hold the meeting?

A majority of USEC’s outstanding shares of common stock as of the record date, March 4, 2010, must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. On the record date, there were 112,330,384 shares of USEC common stock outstanding, each entitled to one vote. Your shares are counted as present at the meeting if you:

•	are present and vote in person at the meeting; or

•	have properly submitted a proxy card or voting instructions prior to the meeting.

Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or nominee holding shares for a beneficial owner does not vote on a particular matter because it does not have discretionary voting power for that particular matter and has not received voting instructions from the beneficial owner. If you are a beneficial owner, your bank, broker or other nominee is permitted to vote your shares on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors even if the nominee does not receive voting instructions from you, as this matter is deemed to be routine in nature. Your broker does not have discretionary voting power with respect to the election of directors as this matter is deemed to be non-routine.

How do I vote my shares?

You may vote using any of the following methods:

By Mail

If you are a shareholder of record or hold shares through a USEC stock ownership plan, be sure to complete, sign and date the proxy card accompanying this Proxy Statement and return it in the prepaid envelope. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity. If you are a shareholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named as proxies in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors.

If you are a beneficial owner whose shares are held of record by a bank, broker or other nominee, be sure to complete, sign and return the voting instruction card received from your nominee.

By Telephone or on the Internet

The telephone and Internet voting procedures established by USEC for shareholders of record are designed to authenticate your identity, allow you to give your voting instructions and confirm that those instructions have been properly recorded.

You can vote by calling the toll-free telephone number on your proxy card and following the voice prompts that you hear during the call. By following the voice prompts, you may vote your shares and confirm that your instructions have been properly recorded.

The website for Internet voting is http://www.proxyvoting.com/USU. As with telephone voting, you can confirm that your instructions have been properly recorded.

Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day. Proxies submitted by telephone or the Internet must be received by 10:00 a.m. Eastern Time on April 29, 2010.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive.

If you vote by telephone or on the Internet, you should not separately return your proxy card or voting instruction card.

In Person at the Annual Meeting

Even if you plan to attend the meeting, we encourage you to vote by completing, signing, dating, and returning the enclosed proxy card or by voting using the Internet or telephone so your vote will be counted if you later decide not to attend the meeting. If you decide to change your vote at the meeting, you may do so by voting in person at the meeting. If you choose to vote at the Annual Meeting:

•	If you are a shareholder of record, you may vote by the ballot provided at the meeting.

•	If you hold your shares in “street name,” you must obtain and bring with you to the Annual Meeting a legal proxy from your bank, broker, nominee or other holder of record in order to vote by ballot at the meeting.

•	If you hold your shares through a USEC stock ownership plan, you cannot vote in person at the Annual Meeting. Please vote by signing and dating your proxy card and mailing it in the postage-paid envelope provided or by using the Internet or telephone.

What are my voting choices when voting for director nominees (Item 1) and what vote is needed to elect directors?

In the vote on the election of nine directors to serve until the 2011 Annual Meeting of Shareholders, shareholders may:

•	vote “FOR” all nominees;

•	“WITHHOLD” votes as to all nominees; or

•	“WITHHOLD” votes as to one or more specific nominees.

Directors will be elected by a plurality of the votes cast. This means that the nine nominees who receive the largest number of “FOR” votes cast will be elected as directors. If you “WITHHOLD” authority to vote with respect to any director nominee, your shares will be counted for purposes of establishing a quorum, but will have no effect on the election of that nominee.

The Board of Directors recommends that you vote “FOR” each of the director nominees.

What are my voting choices when voting on the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors (Item 2), and what vote is needed to ratify their appointment?

In the vote on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for 2010, shareholders may:

•	vote “FOR” the ratification;

•	vote “AGAINST” the ratification; or

•	“ABSTAIN” from voting on the ratification.

The ratification of the appointment of the independent auditors requires the “FOR” vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote on that proposal. Abstentions will have the same effect as a vote “AGAINST” the ratification of the appointment of the independent auditors.

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors.

What if I do not specify a choice for a matter when returning a proxy?

Shareholders should specify their choice for each matter on the enclosed proxy card. If you just sign and submit your proxy card without marking your vote, your shares will be voted:

•	Item 1: “FOR” each director nominee; and

•	Item 2: “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as USEC’s independent auditors for 2010.

May I revoke my proxy and change my vote?

You may revoke your proxy at any time before it is voted at the meeting by:

•	submitting a properly executed proxy card with a later date, which proxy card is received prior to the date of the Annual Meeting;

•	delivering to the Secretary of USEC, prior to the date of the Annual Meeting, a written notice of revocation bearing a later date than the proxy; or

•	voting in person at the Annual Meeting.

How are proxies solicited and what is the cost?

We have hired Morrow & Co., LLC, located at 470 West Avenue, Stamford, CT 06902, to assist us in soliciting proxies from banks, brokers, and nominees and we will pay Morrow & Co., LLC a fee of approximately $8,500, plus expenses, for these services. We will reimburse banks, brokerage houses, and other institutions, custodians, nominees, and fiduciaries for reasonable expenses in forwarding proxy material to their principals.

Our directors, officers, and employees may also solicit proxies by mail, e-mail, telephone or personal contact. They will not receive additional compensation for these activities.

What is householding?

If you and other residents at your mailing address own shares of USEC stock in “street name,” your broker or bank or other nominee may have notified you that your household will receive only one annual report, proxy statement and Notice of Internet Availability of Proxy Materials for each company in which you hold stock through that broker or bank or other nominee. This practice is known as “householding.” Unless you responded that you did not want to participate in “householding,” you were deemed to have consented to the process. Your broker or bank or other nominee will send one copy of our annual report, proxy statement and Notice of Internet Availability of Proxy Materials to your address. Each shareholder will continue to receive a separate proxy card or voting instruction card.

If you would like to receive your own set of USEC’s future annual report, proxy statement and Notice of Internet Availability of Proxy Materials or if you share an address with another USEC shareholder and together both of you would like to receive only a single set of USEC annual disclosure documents, please contact Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call them at (800) 542-1061. Be sure to indicate your name, the name of your brokerage firm or bank or other nominee, and your account number. Any revocation of your consent to householding will be effective 30 days following its receipt.

If you did not receive an individual copy of this year’s proxy statement, our annual report, or the Notice of Internet Availability of Proxy Materials, we will promptly send a copy to you if you address a written request to USEC Inc., Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817, Attention: Investor Relations or call (301) 564-3354.

ITEM 1. ELECTION OF DIRECTORS

On the nomination of our Board of Directors, James R. Mellor, Michael H. Armacost, Joyce F. Brown, Joseph T. Doyle, H. William Habermeyer, John R. Hall, William J. Madia, W. Henson Moore, and John K. Welch will stand for re-election at the meeting, each to hold office until the next Annual Meeting of Shareholders and until his or her successor is elected and qualified. Each of the nominees presently is a member of our Board.

Unless otherwise directed, shares represented by proxies solicited on behalf of the Board of Directors will be voted for the nominees listed below. All nominees have consented to serve if elected, but if any nominee becomes unavailable to serve, the persons named as proxies may exercise their discretion to vote for a substitute nominee.

The principal occupations of and certain other information about the nominees are set forth on the following pages.

The Board recommends a vote FOR the election of these nominees as directors.

NOMINEES FOR DIRECTORS

James R. Mellor	Director since 1998 Age 79

Mr. Mellor retired in 1997 as Chairman and Chief Executive Officer of General Dynamics Corporation, a company engaged in shipbuilding and marine systems, land and amphibious combat systems, information systems, and business aviation businesses, a position he held since 1994. Prior to assuming that position, Mr. Mellor was President and Chief Executive Officer from 1993 to 1994 and was previously President and Chief Operating Officer of General Dynamics. Mr. Mellor served as interim President and Chief Executive Officer of the Company from December 2004 to October 2005. Mr. Mellor also serves on the Board of Trustees of the Scripps Research Institute. Mr. Mellor previously served on the Board of Directors of AmerisourceBergen Corporation, Computer Sciences Corporation, Net2Phone, Inc. and IDT Corporation.

In recommending the re-election of Mr. Mellor, the Board considered the following key competencies: USEC leadership as current Chairman and formerly as interim CEO; CEO experience; government contracting experience; and public company board experience. Mr. Mellor has served as USEC’s chairman since USEC’s privatization in 1998.

Michael H. Armacost	Director since 2002 Age 72

Mr. Armacost is a Walter H. Shorenstein distinguished fellow and visiting professor in the Asia/Pacific Research Center at Stanford University. Mr. Armacost served as President and a Trustee of The Brookings Institution from 1995 to 2002. He served as Undersecretary of State for Political Affairs from 1984 to 1989, as U.S. Ambassador to Japan from 1989 to 1993 and to the Philippines from 1982 to 1984. Mr. Armacost also serves on the Board of Directors of AFLAC Inc. Mr. Armacost previously served on the Board of Directors of Applied Materials Inc. and Cargill, Incorporated.

In recommending the re-election of Mr. Armacost, the Board considered the following key competencies: government and public policy experience; international experience; and public company board experience.

Joyce F. Brown	Director since 1998 Age 63

Dr. Brown is the President of the Fashion Institute of Technology of the State University of New York, a position she has held since 1998. From 1994 to 1997, Dr. Brown was a professor of clinical psychology at the City University of New York, where she previously held several Vice Chancellor positions. From 1993 to 1994, she served as the Deputy Mayor for Public and Community Affairs in the Office of the Mayor of the City of New York. Dr. Brown also serves on the Board of Directors of Polo Ralph Lauren Corporation. Dr. Brown previously served on the Board of Directors of Linens & Things and the PAXAR Corporation.

In recommending the re-election of Dr. Brown, the Board considered the following key competencies: executive experience; public relations experience; government experience; and public company board experience. Dr. Brown has been a member of USEC’s Board since its privatization in 1998.

Joseph T. Doyle	Director since 2006 Age 62

Mr. Doyle is a consultant to and a director of several for profit companies and not for profit organizations. From July 2002 through March 2003, he served as Senior Vice President and Chief Financial Officer of Foster Wheeler, Inc. Prior to joining Foster Wheeler, Mr. Doyle was Executive Vice President and Chief Financial Officer of U.S. Office Products from 1998 through 2001, Chief Financial Officer of Westinghouse Electric Company’s Industrial Group from 1996 through 1998, and Chief Financial Officer of Allison Engine Company (now Rolls Royce Allison) from 1994 through 1996. U.S. Office Products filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code in March 2001.

In recommending the re-election of Mr. Doyle, the Board considered the following key competencies: CFO and 17 years of public accounting experience; audit committee financial expert; internal audit experience; nuclear submarine and nuclear energy and power experience; and engineering and construction experience.

H. William Habermeyer	Director since 2008 Age 67

Mr. Habermeyer retired in 2006 as President and Chief Executive Officer of Progress Energy Florida, a subsidiary of Progress Energy, Inc., a diversified energy company. Mr. Habermeyer joined Progress Energy predecessor, Carolina Power & Light in 1993 and served as Vice President of Nuclear Services and Environmental Support, Vice President of Nuclear Engineering, and Vice President of the Western Region in North Carolina, before assuming the role of President and Chief Executive Officer of Progress Energy Florida in 2000. Prior to that, Mr. Habermeyer had a 28-year career in the U.S. Navy, retiring as a Rear Admiral. Mr. Habermeyer also serves on the Board of Directors of Raymond James Financial, Inc. and Southern Company.

In recommending the re-election of Mr. Habermeyer, the Board considered the following key competencies: CEO experience; business operations experience, including operating and managing nuclear powered submarines and commercial nuclear power plants; nuclear engineering experience; electric utility experience; and public company board experience.

John R. Hall	Director since 1998 Age 77

Mr. Hall retired in 1997 as Chairman of the Board of Directors of Ashland, Inc., a company engaged in specialty chemicals, lubricants, car-care products, chemical and plastics distribution businesses, a position he held since 1981. Mr. Hall also was Chief Executive Officer of Ashland, Inc. from 1981 to 1996. Mr. Hall was Chairman of the Board of Directors of Arch Coal, Inc. from 1997 to 1998, and a director until 1999. Mr. Hall previously served on the Board of Directors of Humana Inc. and GrafTech International Ltd.

In recommending the re-election of Mr. Hall, the Board considered the following key competencies: CEO experience; public company board experience; mining and chemicals experience; and nuclear experience. Mr. Hall has been a member of USEC’s Board since its privatization in 1998.

William J. Madia	Director since 2008 Age 62

Dr. Madia is a vice president at Stanford University responsible for oversight of the SLAC National Accelerator Laboratory, a U.S. Department of Energy national science lab. Dr. Madia retired in 2007 as Executive Vice President of Laboratory Operations of the Battelle Memorial Institute, a non-profit independent research and development organization, where he oversaw the management or co-management of six Department of Energy National Laboratories. Dr. Madia served in that position since 1999. In addition, he was President and CEO of UT-Battelle, LLC, he managed Battelle’s global environmental business, served as president of Battelle Technology International, director of Battelle’s Columbus Laboratories, and corporate vice president and general manager of Battelle’s Project Management Division.

In recommending the re-election of Dr. Madia, the Board considered the following key competencies: science and technology experience; nuclear experience; DOE experience, including the management of six DOE laboratories; and executive and management experience.

W. Henson Moore	Director since 2001 Age 70

Mr. Moore was President and Chief Executive Officer of the American Forest and Paper Association, the national trade association of the forest, paper and wood products industry, from 1995 to 2006. He was also President of the International Council of Forest Product Associations from 2002 to 2004. Mr. Moore was previously Deputy Secretary of Energy from 1989 to 1992 and in 1992 became Deputy Chief of Staff for President George Bush. From 1975 to 1987 he represented the Sixth Congressional District of Louisiana in the U.S. House of Representatives. Mr. Moore also serves on the Board of Directors of Domtar Corporation.

In recommending the re-election of Mr. Moore, the Board considered the following key competencies: DOE experience; political affairs experience; legal experience; CEO experience; international experience; and public company board experience.

John K. Welch	Director since 2005 Age 60

Mr. Welch has been President and Chief Executive Officer since October 2005. Prior to joining USEC, he served as a consultant to several government and corporate entities. He was Executive Vice President and Group Executive, Marine Systems at General Dynamics Corporation from March 2002 to March 2003, and Senior Vice President and Group Executive, Marine Systems from January 2000 to March 2002. Prior to that, Mr. Welch held several executive positions over a ten-year period at General Dynamic’s Electric Boat Corporation, including President from 1995 to 2000. Mr. Welch currently serves on the Board of Directors of Battelle Memorial Institute, the U.S. Naval Academy Foundation and Precision Custom Components Inc.

In recommending the re-election of Mr. Welch, the Board considered the following key competencies: current service as USEC CEO; other executive experience; nuclear and defense experience; and manufacturing experience.

GOVERNANCE OF THE COMPANY

Governance Information

Our Governance Guidelines

The Board of Directors recognizes that good corporate governance is an important means of protecting the interests of USEC’s shareholders, employees, customers, and the community. We have adopted Governance Guidelines, which serve as principles addressing the role of the Board of Directors in the areas of fiduciary oversight, independence, evaluation of the chief executive officer, and succession planning. The Governance Guidelines also set standards relating to the composition and operation of the Board of Directors and its committees, including standards relating to the selection and qualification of directors, evaluation of the Board and its committees, and director education. The Governance Guidelines are administered by the Board’s Nominating and Governance Committee, which regularly reviews director criteria and qualifications, and leads the performance assessments of the Board and its Committees. The Board annually assesses the adequacy and effectiveness of its Governance Guidelines. Copies of the current Governance Guidelines are available on our website at www.usec.com or upon written request, addressed to the Secretary, USEC Inc. at Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817.

Executive Sessions of Non-Management Directors

Our Governance Guidelines contemplate that non-management directors meet regularly in executive session. During 2009, the non-management directors met without management at regularly scheduled executive sessions, and Michael Armacost, Chairman of the Nominating and Governance Committee, presided at these executive sessions.

Communications with the Board of Directors

The Board has an established process to receive communications from shareholders and other interested parties. This process has been approved by a majority of the independent directors. Shareholders and other interested parties may contact the Board, the presiding director for executive sessions of the non-management directors, or the non-management directors as a group, by mail or electronically. To communicate with the Board of Directors, the presiding director for executive sessions of the non-management directors, or the non-management directors as a group, correspondence should be addressed to such recipient or recipients in care of USEC’s Secretary at the following address: c/o Secretary, USEC Inc., Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817.

To communicate electronically with the Board, the presiding director for executive sessions of the non-management directors, or the non-management directors as a group, shareholders and other interested parties should go to our website at www.usec.com. Under the Corporate Governance section, you will find a link to the e-mail address for writing an electronic message to the Board, the presiding director for executive sessions of the non-management directors, or the non-management directors as a group.

Director Independence

The New York Stock Exchange (“NYSE”) listing standards require that the boards of listed companies have a majority of independent directors and that audit, nominating and governance, and compensation committee members must all be independent as affirmatively determined by the Board. At its February 2010 meeting, after reviewing the NYSE standards of independence, the Board of Directors affirmatively determined that the following eight directors were independent: Mr. Armacost, Dr. Brown, Mr. Doyle, Mr. Habermeyer, Mr. Hall, Mr. Mellor, Mr. Moore and Mr. Paquette. The basis for these determinations was that each of these eight directors (other than Mr. Habermeyer) had no relationships with the Company other than being a director and/or shareholder of the Company. The Board determined that Mr. Habermeyer had no material relationships with the Company, taking into consideration his service on the board of directors of Southern Company, a customer of USEC. All of the members of the Company’s Audit and Finance, Nominating and Governance, and Compensation committees are independent.

Criteria for Board Membership

The Nominating and Governance Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company. This assessment includes the consideration of each director’s, or each nominee’s, business background, experience and capabilities complementary to other directors’ experience and capabilities, financial acumen, experience with government, willingness and ability to devote adequate time to the Company, integrity, and any other factor deemed appropriate, all in the context of an assessment of the perceived needs of the Board at that point in time. In addition, the Board considers the diversity of its members when considering a candidate. USEC does not have a formal policy on Board diversity, however, USEC’s Board of Directors Governance Guidelines include diversity as one of the criteria to be considered in reviewing the appropriate skills and characteristics required of Board members and nominees. When the Nominating and Governance Committee considers diversity, it takes an expansive view and seeks to achieve a diversity of viewpoints, skills, experience and other factors.

The Nominating and Governance Committee identifies potential nominees by asking current directors to notify the Committee if they become aware of persons meeting the criteria described above, who might be available to serve on the Board. The Nominating and Governance Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described below, the Committee will also consider candidates recommended by shareholders.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Governance Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating and Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder.

Director Nominations by Shareholders

The Nominating and Governance Committee will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Nominating and Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Nominating and Governance Committee, a shareholder must comply with notification requirements in USEC’s bylaws. The bylaws require, among other things, that a shareholder must submit the recommendation in writing and must include the following information:

•	the name of the shareholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and

•	the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected by the Nominating and Governance Committee and nominated by the Board.

Under our bylaws, a shareholder’s nomination for director must be delivered to the Company’s Secretary not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting, unless the date of the next annual meeting is more than 30 days before or more than 60 days after such anniversary date, in which case notice must be received not later than the tenth day following the day on which notice of the meeting is mailed or public disclosure of the date of the annual meeting is made.

Accordingly, shareholder nominations for director must be received by the Company between December 30, 2010 and January 29, 2011, in order to be considered timely, unless the Company gives notice that the date of the annual meeting is more than 30 days before, or more than 60 days after, April 29, 2011.

Board Leadership Structure and Role in Risk Oversight

The Board does not have a policy on whether or not the role of the Chairman and Chief Executive Officer should be separate. However, USEC currently has a separate, independent Chairman. Mr. Mellor has been Chairman since USEC’s privatization in 1998. USEC believes this leadership structure is appropriate for USEC at this time because Mr. Mellor provides valuable oversight of management, while avoiding potential conflicts, and encourages a proactive and effective board. In his role as Chairman, Mr. Mellor provides Board leadership, presides at all Board meetings, approves all Board agendas, and attends all Committee meetings.

The Board has responsibility for risk oversight of USEC and exercises this oversight function both through the entire Board and through the individual committees of the Board. Individuals who supervise USEC’s risk management responsibilities report directly to the entire Board on a regular basis regarding USEC’s enterprise risk management (ERM) program. The Audit and Finance Committee has responsibility to discuss the Company’s guidelines and policies governing risk assessment and risk management and the process by which each is handled. The risks that are identified as part of USEC’s ERM program and through the Audit and Finance Committee process flow down to the specific committees based on their areas of responsibility. For example, the Audit and Finance Committee oversees the management by USEC of risks as they relate to audit and finance matters or other matters within the committee’s scope of responsibilities, while the Regulatory and Government Affairs Committee oversees the management by USEC of risks as they relate to compliance with regulatory requirements or other matters within the committee’s scope of responsibilities.

Code of Business Conduct

USEC has a Code of Business Conduct, applicable to all of our directors, officers and employees, that provides a summary of the standards of conduct that are at the foundation of our business operations. The code of business conduct states that we conduct our business in strict compliance with all applicable laws and addresses other important matters such as conflicts of interest and how violations of the code may be reported and will be handled. Each director, officer and employee must read the code of business conduct and sign a form stating that he has read, understands and agrees to comply with the code of business conduct. Our Business Conduct Committee is responsible for monitoring performance under the code of business conduct and for addressing any issues that arise with respect to the code. A copy of the code of business conduct is available on our website at www.usec.com or upon written request, addressed to the Secretary, USEC Inc. at Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817.

Transactions with Related Persons

The Board has adopted a policy and procedures for review, approval or ratification of transactions involving the Company and “related persons” (the Company’s directors and executive officers and shareholders owning 5% or greater of the Company’s outstanding stock, or their immediate family members). The policy covers any related person transaction that meets the minimum threshold for disclosure under the relevant SEC rules or that is otherwise referred to the Board for review. This generally includes transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest. Under this policy, related person transactions must be approved by the Nominating and Governance Committee, although the Chairman of the Board may direct that the full Board review specific transactions. The transaction must be approved in advance whenever feasible and, if not feasible, must be ratified at the Nominating and Governance Committee’s next meeting. In determining whether to approve or ratify a related person transaction, the Nominating and Governance Committee will take into account all factors it deems appropriate, including: whether the subject matter of the transaction is available from other non-affiliated sources; whether the transaction is on terms no less favorable to the Company than terms generally available from an unaffiliated third party; the extent of the related person’s interest in the transaction; and whether the transaction is in the best interests of the Company.

Management is responsible for the development and implementation of processes and controls to ensure that related person transactions are identified and that disclosure is made as required by law. To that end, currently we annually require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related person transactions.

Corporate Governance Information

Shareholders will find information about our corporate governance practices on our website at www.usec.com. Our website contains information about our Board of Directors, Board committees, current copies of our bylaws and charter, committee charters, Code of Business Conduct and Governance Guidelines. Shareholders may obtain, without charge, hard copies of the above documents by writing to the Secretary, USEC Inc. at Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817.

Board and Committee Membership

Pursuant to the Delaware General Corporation Law, under which USEC is organized, our business, property, and affairs are managed under the direction of our Board of Directors. Members of the Board are kept informed of our business through discussions with the Chief Executive Officer and other officers, by reviewing materials prepared for them by management, by participating in meetings of the Board and its committees and by other means.

It is the Board’s policy that all directors attend the annual meeting. We had ten directors at the time of the 2009 Annual Meeting, all of whom attended the 2009 Annual Meeting.

During 2009, the Board of Directors held eight regular meetings and three special meetings. All directors attended 75% or more of the Board of Directors’ meetings and meetings of the committees on which they served. The average attendance of all directors at all Board and committee meetings in 2009 was 93%.

During 2009, the Board had designated five committees, each identified in the table below. All five committees are composed entirely of non-employee directors. The Board has adopted a written charter for each of these committees. The full text of each charter is available on the Company’s website located at www.usec.com.

The table below sets forth the membership of these committees as of March 4, 2010 and the number of meetings held in 2009:

Regulatory and
	Audit and		Nominating and	Government	Technology and
	Finance	Compensation	Governance	Affairs	Competition
Director	Committee	Committee	Committee	Committee	Committee

James R. Mellor				X
Michael H. Armacost	X		X *
Joyce F. Brown		X	X
Joseph T. Doyle	X *	X
H. William Habermeyer		X *			X
John R. Hall		X	X
William J. Madia				X	X *
W. Henson Moore	X			X *
Joseph F. Paquette, Jr.	X				X
Number of Meetings in 2009	8	7	5	5	4

*	Chairman

The functions performed by our five standing committees are described below.

Audit and Finance Committee

The Audit and Finance Committee represents and assists the Board with the oversight of: the integrity of the Company’s financial statements and internal controls, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, the performance of the Company’s internal audit function, and the performance of the independent auditors. In addition, the Committee is responsible for appointing, overseeing and terminating the Company’s independent auditors, and reviewing the Company’s accounting processes, financial controls, reporting systems, and the scope of the audits to be conducted. The Committee is also responsible for advising the Board regarding significant financial matters. The Committee is also responsible for discussing the Company’s guidelines and policies governing risk assessment and risk management and the process by which each is handled and to oversee the management by the Company of risks as they relate to audit and finance matters or other matters within the Committee’s scope of responsibilities. The Committee meets regularly in executive session with the Company’s independent auditors and with the Company’s internal auditors.

The Board has determined that each member of the Audit and Finance Committee is an “independent director” in accordance with NYSE listing standards. Under the NYSE listing standards, all audit committee members must be “financially literate,” as that term is determined by the Board in its business judgment. Further, under the Securities and Exchange Commission’s (the “SEC”) rules, the Board must determine whether at least one member of the audit committee is an “audit committee financial expert,” as defined by the SEC’s rules. The Board has determined that all members of the Audit and Finance Committee are “financially literate” and that Mr. Doyle and Mr. Paquette qualify as “audit committee financial experts.”

Compensation Committee

The Compensation Committee’s responsibilities include annually reviewing the performance of the Chief Executive Officer and other senior management; overseeing and administering the Company’s executive compensation program and advising and making recommendations to the Board with respect thereto; and reviewing, overseeing and evaluating overall compensation programs and policies for the Company and its employees and making recommendations to the Board. The Compensation Committee is also responsible for periodically reviewing compensation for non-employee directors and making recommendations to the Board. The Compensation Committee also establishes annual performance objectives under the Company’s incentive programs and oversees administration of employee benefit plans. Additional information on the processes and procedures for consideration of executive and director compensation are addressed in the Compensation Discussion and Analysis.

The Compensation Committee is also responsible for overseeing the management by the Company of risks as they relate to the Company’s compensation policies and practices and other matters within the Committee’s scope of responsibilities. The Compensation Committee reviews the Company’s compensation policies and practices for all employees, including executive officers, and has determined that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee also considers whether our compensation programs include certain design features which have been identified by compensation consultants as having the potential to encourage excessive risk-taking when part of the plan design at other companies, such as: too much focus on short-term objectives, too much weight on one metric or objective, too many objectives or improper weighting of objectives, compensation mix overly weighted to cash, excessive use of stock options, and unreasonable award levels or goals. The Compensation Committee has noted several design features of the Company’s compensation programs for executives that reduce the likelihood of excessive risk-taking: the program design provides a balanced mix of cash and equity, annual and longer-term incentives, and performance metrics, maximum payout levels awards are reasonable, the Compensation Committee has downward discretion over incentive program awards, the Company’s equity incentive plan allows the Company to “claw back” payments to those engaged in misconduct related to a restatement of the Company’s financial results, and executives are subject to stock ownership guidelines. The Compensation Committee has determined that, for all employees, the

Company’s compensation programs do not encourage excessive risk and instead encourage behaviors that support sustainable value creation.

The Board has determined that each member of the Compensation Committee is an “independent director” in accordance with NYSE listing standards.

Nominating and Governance Committee

The functions of the Nominating and Governance Committee include the following: identifying and recommending to the Board individuals qualified to serve as directors of the Company; recommending to the Board directors to serve on committees of the Board; advising the Board with respect to matters of Board composition and procedures; developing and recommending to the Board a set of corporate governance principles applicable to the Company and overseeing corporate governance matters generally; overseeing the annual evaluations of the Chief Executive Officer, the Board and its committees; and overseeing the management by the Company of risks as they relate to the Company’s corporate governance or other matters within the Committee’s scope of responsibilities.

The Nominating and Governance Committee will consider director candidates recommended by shareholders in accordance with the procedures previously described under “Governance Information — Director Nominations by Shareholders.” In addition, the Nominating and Governance Committee is responsible for reviewing the Company’s Code of Business Conduct and overseeing the Company’s processes for monitoring compliance, and for reviewing and approving all transactions between the Company and any related person under the Company’s related person transaction policy previously described.

The Board has determined that each member of the Nominating and Governance Committee is an “independent director” in accordance with NYSE listing standards.

Regulatory and Government Affairs Committee

The Regulatory and Government Affairs Committee’s responsibilities include monitoring the Company’s compliance with regulatory requirements, overseeing the Company’s initiatives with and involving various agencies of the United States government and applicable State governments, advising the Board on regulatory and other governmental considerations in the Board’s deliberations and decision-making processes, and overseeing the management by the Company of risks as they relate to the Company’s compliance with regulatory requirements or other matters within the Committee’s scope of responsibilities.

Technology and Competition Committee

The Technology and Competition Committee’s responsibilities include providing oversight and guidance to management with respect to the Company’s technology initiatives, with a focus on the potential technological advances and technological risk related to the Company’s centrifuge technology; informing the Board of significant energy policy developments and developments in enrichment technology; monitoring competition and market demand in the enrichment industry; monitoring the protection of the Company’s intellectual property; monitoring issues with respect to the Company’s information technology; and overseeing the management by the Company of risks as they relate to the Company’s technology, competition or other matters within the Committee’s scope of responsibilities.

Compensation of Directors

Non-Employee Director Compensation Arrangement

Annual compensation for non-employee directors covers service for the one-year term commencing at the annual meeting. The compensation is unchanged for the 2010 — 2011 term. Mr. Welch, President and Chief Executive Officer, did not receive separate compensation for his Board activities in 2009.

During the 2009 — 2010 term, non-employee directors received an annual retainer of $200,000, consisting of $80,000 in cash and restricted stock units with a value of $120,000 under the USEC Inc. 2009 Equity Incentive Plan. These restricted stock units will vest one year from the date of grant, however, vesting is accelerated upon (1) the director attaining eligibility for retirement (defined below), (2) termination of the director’s service by reason of death or disability, or (3) a change in control. No separate meeting fees are paid. The Chairman of the Board receives an annual chairman’s fee of $100,000 in cash in connection with his duties as Chairman of the Board. The chairman of the Audit and Finance Committee receives an annual chairman’s fee of $20,000 in cash, the chairman of the Compensation Committee receives an annual chairman’s fee of $10,000 in cash, and the chairman of each other committee receives an annual chairman’s fee of $7,500 in cash. Directors have the option to receive their cash fees in restricted stock units. A director who elects to receive their cash fees in restricted stock units will receive an incentive payment of restricted stock units equal to 20% of the portion of the cash fees that the director elects to take in restricted stock units in lieu of cash. These incentive restricted stock units will vest in equal annual installments over three years from the date of grant, however, vesting is accelerated upon (1) the director attaining eligibility for retirement, (2) termination of the director’s service by reason of death or disability, or (3) a change in control. All fees are payable at the beginning of the term. Settlement of restricted stock units granted to non-employee directors is made in shares of USEC stock upon the director’s retirement or other end of service. All non-employee directors are reimbursed for any reasonable expenses incurred in connection with their duties as directors of the Company.

Retirement is defined in the 2009 Equity Incentive Plan in the case of non-employee directors as a termination of service on or after age 75. As of December 31, 2009, three of the nine non-employee directors were eligible for retirement.

Director Deferred Compensation Plan

Directors also have the option to defer all or a portion of their cash fees into the USEC Inc. Director Deferred Compensation Plan. This plan is intended to be a non-qualified deferred compensation plan that complies with the regulations of Section 409A of the Internal Revenue Code of 1986, as amended. Directors who elect to participate in the plan may defer up to a maximum of 100% and a minimum of 5% of cash director fees. A director may receive a distribution from the plan upon a qualifying distribution event such as a separation from service, disability, death, or in-service distribution, change in control or an unforeseeable emergency all as defined in the plan. Distributions from the plan will be made in cash in a lump sum, annual installments, or a combination of both, in the manner elected by the director and provided for in the plan. During 2009, no directors participated in the plan.

Director Stock Ownership Guidelines

In order to more closely align directors’ interests with the interests of shareholders, directors are required to hold 25,000 shares of Company common stock. Restricted stock units are counted toward meeting this objective. As an incentive to take more of their compensation in the form of Company stock, directors are eligible to receive incentive restricted stock units described above under “Non-Employee Director Compensation Arrangement.” As of December 31, 2009, all of the directors had satisfied their stock ownership guidelines.

Director Compensation in Fiscal Year 2009

	Fees Earned or	Stock
Name	Paid in Cash(1)	Awards(2)(3)	Total

James R. Mellor	$180,000	$120,000	$300,000
Michael H. Armacost	$87,500	$120,000	$207,500
Joyce F. Brown	$80,000	$120,000	$200,000
Joseph T. Doyle	—	$240,000	$240,000
H. William Habermeyer	$90,000	$120,000	$210,000
John R. Hall	—	$216,000	$216,000
William J. Madia	$87,500	$120,000	$207,500
W. Henson Moore	$87,500	$120,000	$207,500
Joseph F. Paquette, Jr.	—	$216,000	$216,000

(1)	The amounts shown in the Fees Earned or Paid in Cash column include the following:

•	Annual Retainers: Cash paid in 2009 to Mr. Mellor, Mr. Armacost, Dr. Brown, Mr. Habermeyer, Dr. Madia, and Mr. Moore for $80,000 cash portion of annual retainers for the 2009 — 2010 term. Mr. Doyle, Mr. Hall and Mr. Paquette elected to take all fees in restricted stock units in lieu of cash as shown in the Stock Awards column.

•	Chairman’s Fees: Cash paid in 2009 to Mr. Armacost ($7,500), Mr. Habermeyer ($10,000), Dr. Madia ($7,500) and Mr. Moore ($7,500) for annual committee chairman’s fees for the 2009 — 2010 term. Also includes cash paid in 2009 to Mr. Mellor for his annual chairman’s fee of $100,000 for the 2009 — 2010 term.

(2)	The amounts shown in the Stock Awards column represents the aggregate grant date fair value of stock awards to directors in 2009, computed in accordance with Financial Accounting Standards Board (“FASB”) Auditing Standards Codification (“ASC”) Topic 718 (Compensation — Stock Compensation). For a discussion of valuation assumptions, see Note 11 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2009. In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

Mr. Doyle, Mr. Hall and Mr. Paquette elected to take all fees in restricted stock units in lieu of cash and so amounts include $200,000 annual retainer for the 2009-2010 term, any chairman fees, and incentive restricted stock units. The amount for Mr. Mellor, Mr. Armacost, Dr. Brown, Mr. Habermeyer, Dr. Madia and Mr. Moore includes $120,000 annual retainer payable in restricted stock units. The amounts shown in the Stock Awards column for each of the non-employee directors includes the following grants of restricted stock units, which have the following grant date fair value, calculated using the closing price of USEC’s common stock on the date of grant in accordance with FASB ASC Topic 718 (Compensation — Stock Compensation):

		Number of
		Restricted	Grant Date
Name	Grant Date	Stock Units	Fair Value

James R. Mellor	05/13/09	25,586	$120,000
Michael H. Armacost	05/13/09	25,586	$120,000
Joyce F. Brown	05/13/09	25,586	$120,000
Joseph T. Doyle	05/13/09	51,172	$240,000
H. William Habermeyer	05/13/09	25,586	$120,000
John R. Hall	05/13/09	46,056	$216,000
William J. Madia	05/13/09	25,586	$120,000
W. Henson Moore	05/13/09	25,586	$120,000
Joseph F. Paquette, Jr.	05/13/09	46,056	$216,000

The aggregate number of stock awards, including shares of restricted stock and restricted stock units, outstanding at December 31, 2009 for each of the non-employee directors are as follows:

Number of Shares of
Restricted Stock or
Name	Restricted Stock Units

James R. Mellor	288,379
Michael H. Armacost	82,073
Joyce F. Brown	101,267
Joseph T. Doyle	103,978
H. William Habermeyer	51,197
John R. Hall	209,258
William J. Madia	51,197
W. Henson Moore	89,470
Joseph F. Paquette, Jr.	152,657

(3)	No stock option grants were made to directors in 2009. The following table shows the number of stock options held by each non-employee director as of December 31, 2009, all of which are immediately exercisable:

Number of Securities
Underlying
Name	Unexercised Options

James R. Mellor	211,876
Michael H. Armacost	16,750
Joyce F. Brown	17,250
Joseph T. Doyle	1,227
John R. Hall	42,152
W. Henson Moore	10,500
Joseph F. Paquette, Jr.	17,250

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 4, 2010, the beneficial ownership of the Company’s common stock for the following persons: (a) all shareholders known by the Company to beneficially own more than 5% of the common stock; (b) each of the Company’s directors; (c) the Company’s Chief Executive Officer, Chief Financial Officer, and the three other most highly paid executive officers of the Company serving as executive officers at December 31, 2009; and (d) all of the Company’s directors and executive officers as a group. Unless otherwise indicated in the table, each person has the sole power to vote and dispose of the shares reported as beneficially owned by such person. Certain information in the table is based on information contained in filings made by the beneficial owner with the SEC.

	Common Stock
	Beneficially Owned(1)
Name of Beneficial Owner	Shares Owned		Percent of Class

FMR LLC(2) 82 Devonshire Street Boston, Massachusetts 02109	12,884,911		8.0%
Donald Smith & Co., Inc.(3) 152 West 57th Street New York, New York 10019	11,268,350		10.0%
Dimensional Fund Advisors LP(4) 6300 Bee Cave Road Austin, Texas 78746	8,470,001		7.5%
Tradewinds Global Investors, LLC(5) 2049 Century Park East, 20th Floor Los Angeles, California 90067	7,752,341		6.9%
BlackRock, Inc.(6) 40 East 53nd Street, New York, New York 10022	6,359,569		5.6%
Directors
Michael H. Armacost	74,552	(7)	*
Joyce F. Brown	93,031	(7)	*
Joseph T. Doyle	81,746	(7)	*
H. William Habermeyer	35,611	(7)	*
John R. Hall	247,895	(7)	*
William J. Madia	25,611	(7)	*
James R. Mellor	501,255	(7)	*
W. Henson Moore	74,384	(7)	*
Joseph F. Paquette, Jr.	188,715	(7)	*
Officers
John K. Welch	1,298,530	(7)	1.1%
John C. Barpoulis	350,575	(7)	*
Philip G. Sewell	570,128	(7)	*
Robert Van Namen	434,179	(7)	*
W. Lance Wright	283,820	(7)	*
Directors and all executive officers as a group (21 persons)	4,754,223	(8)	4.1%

*	Less than 1%

(1)	For purposes of computing the percentage of outstanding shares beneficially owned by each person, the number of shares owned by that person and the number of shares outstanding includes shares as to which such person has a right to acquire beneficial ownership within 60 days (for example, through the exercise of stock options or conversion of securities), in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

(2)	According to the Schedule 13G/A filed with the SEC by FMR LLC and Edward C. Johnson 3d on February 16, 2010, the beneficial owner of 11,707,226 shares of the Company’s common stock is Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, and the beneficial owner of the remaining 1,177,685 shares is Pyramis Global Advisors, LLC, a wholly owned subsidiary of FMR LLC. The Schedule 13G/A states that the number of shares of common stock owned by the investment companies includes 3,107,226 shares of common stock resulting from the assumed conversion of $37,150,000 principal amount of the Company’s 3% convertible senior notes due October 1, 2014 (83.64 shares of common stock for each $1,000 principal amount of notes), and so in calculating the percentage of the class owned by FMR LLC we have assumed the conversion of the entire $575,000,000 principal amount of the Company’s 3% convertible senior notes. The predominant owners of Class B shares of common stock of FMR LLC representing 49% of the voting power of FMR LLC are members of the Edward C. Johnson 3d family. The Schedule 13G/A states that FMR LLC has sole voting power with respect to 1,177,685 shares and sole dispositive power with respect to 12,884,911 shares. For additional information on FMR LLC’s beneficial ownership please see the Schedule 13G/A.

(3)	The Schedule 13G filed on February 11, 2010 with the SEC by Donald Smith & Co., Inc., Richard Greenberg, and Donald Smith Long/Short Equities Fund, L.P. states that they have the sole power to dispose of 11,268,350 shares. The Schedule 13G states that Donald Smith & Co. has sole power to vote 8,563,062 shares, Richard Greenberg has sole power to vote 10,000 shares and Donald Smith Long/Short Equities Fund, L.P. has the sole power to vote 36,750 shares. In the Schedule 13G, Donald Smith & Co. states that all securities reported therein are owned by its advisory clients, no one of which, to its knowledge, owns more than 5% of the class of securities.

(4)	The Schedule 13G/A filed on February 8, 2010 with the SEC by Dimensional Fund Advisors LP states that it has sole power to vote 8,290,074 shares and sole power to dispose of 8,470,001 shares. Dimensional Fund Advisors states in its Schedule 13G/A that all securities reported therein are owned by its funds, no one of which, to its knowledge, owns more than 5% of the class of securities. In its Schedule 13G/A, Dimensional Fund Advisors disclaims beneficial ownership of all such securities.

(5)	The Schedule 13G/A filed on February 12, 2010 with the SEC by Tradewinds Global Investors, LLC states that it has sole power to vote 6,422,465 shares and sole power to dispose of 7,752,341 shares. Tradewinds Global Investors, LLC states in its Schedule 13G/A that all securities reported therein are owned by its clients.

(6)	The Schedule 13G filed on January 29, 2010 with the SEC by BlackRock, Inc. states that it has the sole power to vote 6,359,569 shares and the sole power to dispose of 6,359,569 shares.

(7)	Includes shares subject to options granted pursuant to the USEC Inc. 2009 Equity Incentive Plan (or its predecessor plan, the USEC Inc. 1999 Equity Incentive Plan) exercisable, as of March 4, 2010, or within 60 days from such date as follows: Mr. Armacost 16,750; Dr. Brown 17,250; Mr. Doyle 1,227; Mr. Hall 36,637; Mr. Mellor 211,876; Mr. Moore 10,500; Mr. Paquette 17,250; Mr. Welch 601,792; Mr. Barpoulis 178,426; Mr. Sewell 385,095; Mr. Van Namen 251,987; and Mr. Wright 140,523. Also includes restricted stock units that can be converted into USEC common stock within 60 days from March 4, 2010 as follows: Mr. Armacost 31,960; Dr. Brown 31,960; Mr. Doyle 50,519; Mr. Habermeyer 25,611; Mr. Hall 110,412; Dr. Madia 25,611; Mr. Mellor 116,602; Mr. Moore 31,960; and Mr. Paquette 98,228.

(8)	Includes 2,029,382 shares subject to options granted pursuant to the USEC Inc. 2009 Equity Incentive Plan (or its predecessor plan, the USEC Inc. 1999 Equity Incentive Plan) exercisable as of March 4, 2010, or within 60 days from such date. Includes 522,863 restricted stock units that can be converted into USEC common stock within 60 days from March 4, 2010.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors, and persons who own more than 10% of our common stock to file reports of beneficial ownership and changes in beneficial ownership with the SEC and to furnish us with copies of the reports. We received written representations from each such person who did not file an annual report with the SEC on Form 5 that no Form 5 was due. Based on our review of the reports and representations, we believe that all required Section 16(a) reports were timely filed in 2009, except as follows: Mr. John K. Welch, an executive officer, filed amended Form 4s on April 9, 2009 and on May 4, 2009 which corrected the number of shares of stock disposed of to satisfy his withholding tax obligation that was reported on his Form 4s filed on March 31, 2009 and March 5, 2009, respectively. Mr. John C. Barpoulis and W. Lance Wright, executive officers, both filed an amended Form 4 on June 8, 2009 which corrected the number of shares of stock disposed of to satisfy their withholding tax obligation that was reported on their Form 4 filed on March 5, 2009.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of USEC’s executive compensation programs and should not be understood to be statements of management’s expectations or estimates of financial results or other guidance. USEC specifically cautions investors not to apply these statements to other contexts.

Executive Summary

USEC is a global energy company that currently operates the only uranium enrichment plant in commercial operation in the United States. We are in the midst of a critical transition period for our enrichment business. We are developing and deploying an advanced uranium enrichment centrifuge technology, which we refer to as the American Centrifuge technology, as a replacement for our gaseous diffusion technology. The construction and deployment of the American Centrifuge Plant is a large and capital-intensive undertaking. The transition period has several challenges and opportunities and during this period our ability to attract, motivate and retain employees and executives with the requisite skills and experience to meet these challenges is essential to our success and to the creation of long-term value for our shareholders. USEC began 2009 with a business plan focused on preserving Company liquidity, retiring or mitigating a number of key risks that faced the business, and getting us to the next step with respect to the American Centrifuge project.

In July 2008, we applied for $2 billion in financing from the U.S. Department of Energy (“DOE”) Loan Guarantee Program to build the American Centrifuge Plant. We had hoped to receive a commitment for funding from DOE by the end of 2008 but the DOE did not take action to select any advanced energy projects for funding under its Loan Guarantee Program and so we entered 2009 without the funding commitment we needed and with the uncertainty of a new administration. The uncertainty surrounding project funding forced us in early 2009 to begin taking steps to conserve cash and reduce the planned escalation of American Centrifuge project construction and machine manufacturing activities until we gained greater clarity on potential funding for the project through the DOE Loan Guarantee Program. As a result, setting the “tone at the top,” management began the cash conservation program with recommending to the Compensation Committee a freeze in base salaries for senior officers for 2009, capping 2008 annual incentive awards at the target level, and requiring that 50% (rather than 35%, or 0% for someone who had met their stock ownership guidelines) of 2008 annual incentive awards for officers (paid in 2009) be taken in restricted stock instead of cash. Director compensation for 2009-2010 was also frozen at the 2008-2009 level (all non-employee directors already receive more than 50% of their compensation in equity and have not received an increase in their cash compensation since 2007). The Compensation Committee determined that these actions were appropriate in responding to the Company’s business circumstances while rewarding performance and recognizing the importance of retention of executives and other key employees who are critical to the Company’s success. The uncertainty we faced at the beginning of 2009 and the focus on liquidity and financing was also reflected in the Compensation Committee’s determination to postpone the implementation of a new three-year Executive Incentive Plan that would have begun January 1, 2009 and to instead replace the plan for 2009 with a one-year performance based award that vests over three years, as discussed under “Long-Term Incentive Compensation — 2009 Performance Plan.”

At the beginning of 2009, when the annual performance goals were set, the financial outlook for 2009 included projected revenue of $2.2 to $2.25 billion, projected net income for the year in a range of $25 to $50 million, projected gross profit margin for 2009 of 10% to 12%, and projected cash flows from operations for the year of $240 to $270 million. As reported in our Annual Report on Form 10-K for the year ended December 31, 2009, we ended 2009 with revenues of approximately $2.04 billion, net income of approximately $58.5 million, a gross profit margin of 10%, and cash flow from operations of $443.4 million. 2009 was an active year for USEC as year over year the quantity of separative work units (“SWU”) delivered to our customers increased by 30% over 2008 but still less than expected, which reduced our revenues and affected our gross profit margin compared to our budget, leading to a gross profit margin that was slightly below our annual incentive award target. In January 2009, our long-standing trade case with respect to the application of trade restrictions on the importation of low enriched uranium (“LEU”) by our French government-owned competitor was positively resolved following a unanimous U.S. Supreme Court ruling. That ruling paved the way for USEC and this competitor to reach a settlement in May that resulted in the realization by USEC of approximately $70 million of unbudgeted cash flow in the fourth quarter, which was one of the factors that resulted in cash flow from operations in 2009 exceeding the high end of the range of our initial outlook and our annual incentive award maximum target, notwithstanding the cash impact of the lower than budgeted revenues for 2009. USEC management also achieved a number of other key business objectives in 2009, including (1) the monetization of SWU inventory that we built up in 2008 in anticipation of 2009 deliveries; (2) continued success with respect to the sales of SWU to support the American Centrifuge Plant, even in light of current uncertainties, with overall customer commitments for the American Centrifuge Plant valued at $3.1 billion; (3) substantial efforts to rework our American Centrifuge project implementation plan and extensive coordination with our strategic suppliers to keep them engaged; (4) efforts to continue to keep a dialogue and a path forward with DOE for a loan guarantee; (5) continued success in our Megatons to Megawatts program that recycles former Soviet-era nuclear warheads into LEU, including an amendment to the pricing methodology to improve purchase price stability; and (6) strengthening our core operations by continuing to operate our Paducah gaseous diffusion plant efficiently and with an excellent safety record.

However, the achievements of 2009 were in many ways overshadowed by setbacks with respect to the American Centrifuge project. The American Centrifuge project suffered a significant setback in August 2009 when DOE deferred review of our application for a loan guarantee until technical and financial concerns are addressed. This resulted in a mid-year change in strategic direction for USEC as we were forced to demobilize construction of the American Centrifuge Plant and to consider strategic alternatives. We are still evaluating the cost of the demobilization and a potential remobilization and how best to configure the project on a go-forward basis. As more fully described below under “Elements of Executive Compensation — Annual Incentive,” adjustments were made to the individual performance objectives under the Annual Incentive Program, effective August 1, 2009, in order to adjust these to be appropriately tied to the Company’s changed strategic business plan and to continue to provide appropriate incentives to management. No change was made to the corporate quantitative goals under the Annual Incentive Program, including American Centrifuge earned value performance measure (measure of project cost and schedule performance) and this significantly adversely affected the overall annual incentive award performance for 2009. Management’s efforts to control selling, general and administrative (SG&A) expense were hampered by consulting costs related to strategy and other organizational efforts, necessitated by the changes in strategic direction, which also affected the annual incentive award achievement.

Taking into account the achievements of management and other key employees combined with the setbacks with respect to the American Centrifuge project in 2009, the five executives named in the Summary Compensation Table that follows this discussion (whom we refer to as our “named executive officers”) were awarded annual incentive awards that were between 61% and 70% of target for 2009. With a maximum possible achievement level of 150% of target under the Annual Incentive Program, this represented a significant reduction for the named executive officers.

December 2009 marked the end of the one-year performance component of the Long-Term Incentive Program described below under “Long-Term Incentive Compensation — 2009 Performance Plan,” which covered the performance period January 1, 2009 through December 31, 2009. Despite the significant achievements of management during the period in ensuring sufficient liquidity for ongoing Company operations, the lack of progress on financing related to the American Centrifuge project led to performance and payout only at threshold (80% of target levels) for this one-year plan. In light of the difficulty in setting appropriate long-term performance targets in early 2010 given the Company’s business circumstances and the need to retain and motivate the Company’s executives, the Compensation Committee determined not to continue the 2009 Performance Plan in 2010 but instead to fold it into the annual grant of restricted stock by increasing the annualized target levels of restricted stock for the named executive officers for 2010 by an equivalent amount, as discussed under “Long-Term Incentive Compensation — 2009 Performance Plan.”

Looking ahead, the Compensation Committee continues to be particularly focused on retention of key executives and employees during this critical transition period while still maintaining a focus on pay-for-performance.

Compensation Philosophy and Objectives

The Compensation Committee on behalf of the Board of Directors oversees an executive compensation program designed to enable USEC to attract highly talented individuals. This program reflects the Company’s philosophy that the majority of an executive’s compensation should be based on his or her overall contribution to the success of the Company and the creation of long-term value for our shareholders. This pay-for-performance philosophy is the basis for the development of the Company’s executive compensation program. In keeping with this philosophy, the Compensation Committee has established the following objectives for the Company’s executive compensation program:

•	Compensation should be aligned with shareholders’ interests: The program seeks to align the interests of executives with the long-term interests of our shareholders by providing strong incentives to maximize long-term value for our shareholders. Long-term stock ownership by our executives is emphasized to provide ongoing alignment.

•	Compensation should support our business strategy: Our compensation program is designed to reinforce our underlying business strategy and objectives by rewarding successful execution of our business plan, with performance goals tied to our business plan. Our success is heavily dependent on our ability to attract and retain experienced executives who consistently deliver operational and financial results.

•	Compensation should reward performance: A substantial portion of the total compensation opportunity is variable and dependent upon the Company’s operating and financial performance.

•	Compensation opportunities should be market competitive: To accomplish these guiding principles, it is essential for the compensation and benefits programs to provide competitive compensation relative to the labor markets for our executives while maintaining fiscal responsibility for our shareholders.

•	Compensation and benefits programs should encourage short-term and long-term retention: Our compensation and benefits programs, including our retirement plans are intended to encourage retention and reward continuity of service, which is particularly important due to the unique skill sets of our executives. Short term retention is also important due to the risks currently facing our business.

The elements of direct compensation for the named executive officers are base salary, awards under the Company’s annual incentive program, and long-term incentive awards. In 2009, the long-term awards included restricted stock, non-qualified stock options and a one-year performance component. Named executive officers are also eligible for other elements of indirect compensation, including retirement benefits. In setting the terms of executive compensation, the Compensation Committee considers all elements of compensation, both direct and indirect. In addition, the Compensation Committee has instituted stock ownership guidelines for all executives, providing an additional alignment between the interests of executives and shareholders.

Director compensation is established by the Board upon the recommendation of the Compensation Committee. In recommending director compensation, the Compensation Committee consults with Watson Wyatt Worldwide (“Watson Wyatt”) (Watson Wyatt merged with Towers Perrin to form Towers Watson effective January 4, 2010), an independent compensation consultant. Watson Wyatt utilizes compensation information from a peer group of companies with board members with comparable experience to the Company’s Board. Watson Wyatt’s role is more fully described under “Setting Executive Compensation.”

Role of Executive Officers in Compensation Decisions

The Compensation Committee believes that input from management provides useful information and points of view to assist the Compensation Committee. The Chief Executive Officer and the Senior Vice President of Human Resources and Administration provide support to the Compensation Committee. The Chief

Executive Officer gives the Compensation Committee performance assessments and compensation recommendations for each of the other named executive officers. Those recommendations are considered by the Compensation Committee with the assistance of the compensation consultant. The Chief Executive Officer and the Senior Vice President of Human Resources and Administration generally attend Compensation Committee meetings but are not present for the executive sessions or for any discussion of their own compensation. The Chief Financial Officer also attends Compensation Committee meetings as needed to report on financial items. Compensation Committee meetings often include an executive session without members of management present, depending on the topics covered at the meeting. During 2009, the Compensation Committee met seven times and met in executive session at four of those meetings.

Setting Executive Compensation

Based on the foregoing objectives, the Compensation Committee has structured the Company’s executive compensation program to motivate executives to achieve the business goals set by the Company and to reward executives for achieving these goals.

In furtherance of this, the Compensation Committee has retained the services of Watson Wyatt. Watson Wyatt provides the Compensation Committee with independent compensation data, analysis and advice. Watson Wyatt reports to the Compensation Committee and under the Compensation Committee’s charter, the Compensation Committee has sole authority to retain and terminate the compensation consultant and to approve the consultant’s fees and other retention terms. During 2009, Watson Wyatt did not do any work for USEC other than work performed for the Compensation Committee. Throughout 2009, Watson Wyatt worked closely with the Compensation Committee and attended all Compensation Committee meetings. Examples of projects assigned to Watson Wyatt included market studies of executive pay and of Board pay, review of the peer group for executive compensation benchmarking, a review of the value of Company equity owned by executives, a review of walk-away values as of year-end, and a presentation on executive compensation trends to the Board. During 2009, Towers Perrin, which, effective January 4, 2010, merged with Watson Wyatt, provided USEC with advisory services for our tax-qualified pension plans and other retirement plans. We expect that this work will continue in 2010.

Watson Wyatt uses compensation information from (1) a “Peer Group” of companies in specific industries in which we compete for executive talent, through a review of their proxy statements; and (2) general industry companies with revenues comparable to USEC’s through the pooled survey data described below.

Currently, as the only publicly traded uranium enrichment company in the United States, USEC does not have direct publicly traded U.S. peers. The Peer Group was selected by the Compensation Committee upon the recommendation of Watson Wyatt. The Peer Group was revised in 2008 for purposes of evaluating executive compensation for 2009 following a review of the Peer Group in light of potential changes in the types of companies we may be competing with for executive talent as we focus on the deployment of the American Centrifuge project, with a greater focus on technology, engineering and construction companies. In selecting companies for the Peer Group, consideration was given to several factors, including industry relevance (focusing on specialty chemicals, aerospace and defense, construction and engineering, utilities with nuclear operations, and other utilities), business operations and roughly comparable size in terms of revenue and market capitalization. The Peer Group was not picked on the basis of executive compensation levels. The Peer Group during 2009 was comprised of the following 19 companies: Albemarle Corp., Alliant Techsystems Inc., Arch Chemicals Inc., Arch Coal Inc., Cameco Corp., CONSOL Energy Inc., Curtiss-Wright Corp., Cytec Industries Inc., Esterline Technologies Corp., FMC Corp., Goodrich Corp., Hexcel Corp., McDermott International, Inc., OM Group, Orbital Sciences Corp., Rockwell Collins Inc., Rockwood Holdings Inc., Shaw Group Inc., and Teledyne Technologies.

The Peer Group is different from the peer group index utilized in the performance graph included in our annual report on Form 10-K, which is more focused on companies with similar business attributes, primarily utilities with nuclear power generation capabilities, but also including chemical processing companies and aluminum companies (that are also large users of electric power).

Peer Group compensation data is limited to publicly available information and therefore does not provide precise comparisons by position as offered by more comprehensive survey data. As a result, our Compensation Committee uses Peer Group data on a limited basis to analyze the competitiveness of our target compensation and our general compensation philosophy.

Because the Peer Group data is limited, our Compensation Committee also used commercially available survey data provided to it by Watson Wyatt to identify market-median and other market elements related to our 2009 compensation program. This survey data included the 2009 / 2010 Watson Wyatt Data Services Top Management Report, the 2009 Mercer Executive Compensation Survey, and a proprietary Watson Wyatt large company compensation survey. This survey data includes pooled compensation data from many companies and the findings are segregated by, for example, revenue level, number of employees, and industry. Using survey cuts of durable goods manufacturing organizations and general manufacturing organizations with comparable annual revenues, the Compensation Committee reviewed pooled compensation data for positions similar to those held by each named executive officer. In the case of Messrs. Welch and Barpoulis, whose positions are the most directly comparable with those in other companies, the Compensation Committee also used a survey cut of metals and mining organizations with comparable annual revenues. The Compensation Committee is not provided with the names of the companies making up these surveys and is only privy to the statistical summaries provided in these surveys.

Based on the objectives outlined above, the Compensation Committee strives to set target opportunity compensation levels to be competitive with the market in which the Company competes for executive talent, with base salaries and target total direct compensation positioned at the level of approximately the 75th percentile of the market (as described below under “Elements of Executive Compensation”). Incentive compensation may be above or below targets based on both the performance of the Company and of the individual. Executives may realize compensation above target levels based on achieving outstanding results. This approach is intended to ensure that there is a direct relationship between the Company’s overall performance in the achievement of its financial, operational and strategic goals and each individual executive’s total compensation. In making its decisions on an individual’s compensation, the Compensation Committee considers the nature and scope of all elements of an executive’s total compensation package, the executive’s responsibilities and his or her effectiveness in supporting Company performance.

The Compensation Committee strives to align each component of the executive’s compensation as well as the total compensation opportunity with the competitive market and the Company’s objectives. Generally, as employees move to higher levels of responsibility with greater ability to influence the Company’s results, a greater proportion of pay will be “at risk” and dependent on Company performance. The Compensation Committee’s goal is to strike the appropriate balance among base salary, annual incentives, and long-term incentives, and it may adjust the allocation of pay to best meet the Company’s objectives, including objectives with respect to retention in light of the Company’s current circumstances, or maintain compensation equity with the competitive market in which the Company competes for executive talent.

Elements of Executive Compensation

TOTAL DIRECT COMPENSATION

For 2009, total direct compensation for the named executive officers consisted of three key elements: base salary, performance-based annual incentive, and performance-based and time-based long-term incentive compensation. The chart below shows the relative proportion of each program (based on target levels):

Information Related to the CEO
Base Salary: $900,000
Target Annual Incentive: $900,000 (100% of base salary)
Target Long-Term Incentive: $2,250,000 (250% of base salary)

Fixed vs. Variable Pay	Short-Term vs. Long-Term Incentive Pay	Cash vs. Equity-Based Pay
Fixed 22%	Short-Term 29%	Cash 37%
(Base Salary)	(Annual Incentive Value)	(Salary + 65% of Annual Incentive Value)

Variable 78%	Long-Term 71%	Equity-Based 63%
(Annual + Long-Term Incentive Value)	(Long-Term Incentive Value)	(35% of Annual Incentive Value + Long-Term Incentive Value)

Information Related to the Other Named Executive Officers
Base Salary: $370,000 — $470,000 (Range)
Target Annual Incentive: $259,000 — $329,000 (70% of base salary)
Target Long-Term Incentive: $518,000 — $846,000 (140% of base salary to 180% of base salary)

Fixed vs. Variable Pay	Short-Term vs. Long-Term Incentive Pay	Cash vs. Equity-Based Pay
Fixed 29-32%	Short-Term 28-33%	Cash 42-47%
(Base Salary)	(Annual Incentive Value)	(Salary + 65% of Annual Incentive Value)

Variable 68-71%	Long-Term 67-72%	Equity-Based 53-58%
(Annual + Long-Term Incentive Value)	(Long-Term Incentive Value)	(35% of Annual Incentive Value + Long-Term Incentive Value)

Observations Regarding Mix of Total Direct Compensation

•	The target value of long-term incentives is more than double that of the annual incentive to weight an executive’s compensation toward a focus on long-term rather than short-term goals.

•	The amount of variable or “at-risk” compensation is higher for the Chief Executive Officer than the other named executive officers in light of his greater responsibility and ability to influence the Company’s results.

•	Annual incentives for 2009 performance (paid in 2010) were payable 65% in cash and 35% in restricted stock. However, if an executive had met his or her stock ownership guidelines, the executive could have elected to receive a greater proportion of his or her annual incentive in cash, up to 100% in cash. Alternatively, an executive could have elected to receive a greater proportion of his annual incentive in restricted stock in lieu of cash. For annual incentives for 2010 performance (to be paid in 2011), annual incentives will be paid 100% in cash.

Each year, using the resources and services of its compensation consultant, the Compensation Committee evaluates compensation levels for each of the executive officers of the Company. In setting compensation for 2009, the Compensation Committee reviewed and considered total compensation for each named executive officer, including a review of tally sheets that provide the value of (1) historic and current elements of each officer’s compensation (including savings plans, pension plans, health and welfare benefits and perquisites); (2) stock, stock options and restricted stock units held by the executive at year-end in the Company’s incentive and benefits plans; and (3) a review of compensation that would be paid upon termination of employment under various scenarios.

Base Salary

The base salary element of compensation is intended to provide a stable annual salary at a level consistent with individual contributions. The Compensation Committee recommends base salary levels for executive officers to the Board of Directors for its approval. The Compensation Committee consults with the Chief Executive Officer with respect to the recommended base salaries for the other officers.

USEC is engaged in a complicated, unique and technologically sophisticated business, whose success will have a major impact on the nation’s energy, environmental and national security goals. The success of our business depends on our ability to retain key executives, managers and other skilled personnel, some of whom have been involved in the development of centrifuge technology since the early 1980s and whose experience is virtually irreplaceable. In light of the unique qualifications and experience of our key executives and the importance of retaining these executives during the Company’s critical transition period, beginning in 2008, following a review of executive pay and consultation with its compensation consultant, the Compensation Committee decided to position base salaries to approximately the 75th percentile of the market, as determined using market data provided to the Compensation Committee by Watson Wyatt, which includes a combination of commercially available pooled survey data and Peer Group data. Watson Wyatt averages the data from the Peer Group with the survey data to create the market data reviewed by the Compensation Committee. In setting individual base salaries, consideration is given to (1) the performance of the Company; (2) the individual performance of each executive; (3) the executive’s scope of responsibility in relation to other officers and key executives within the Company; and (4) any retention issues. In evaluating performance, the Compensation Committee considers the recommendations of the Chief Executive Officer with respect to the performance and contribution of individual named executive officers and also considers the performance measures under the Annual Incentive Program. Base salaries are set at the beginning of the year at the same time that annual incentive awards for the prior year are made under the Annual Incentive Program.

As part of the Company’s previously described cash conservation efforts, the Compensation Committee froze the base salaries for the named executive officers for 2009 at the 2008 level. The base salaries of the named executive officers for 2009 were between approximately 81% and 97% of the 75th percentile of the market as determined by the compensation consultant. For 2010, the following adjustments were made to the base salaries for certain of the named executive officers in order to bring these named executive officers closer to the 75th percentile of the market. Base salaries for all other named executive officers, including the Chief Executive Officer, and the majority of other officers were frozen for the second consecutive year. Following these adjustments, the base salaries of the named executive officers were between approximately 94% and 104% of the 75th percentile of the market as determined by the compensation consultant.

Name	2009 Salary	Adjustment	2010 Salary

John K. Welch	$900,000	$0	$900,000
John C. Barpoulis	$400,000	$28,000	$428,000
Philip G. Sewell	$470,000	$0	$470,000
Robert Van Namen	$410,000	$18,000	$428,000
W. Lance Wright	$370,000	$0	$370,000

Base salaries affect other elements of total compensation, including annual incentives, long-term incentives, and retirement benefits. In setting base salaries for the named executive officers, the Compensation Committee considers the effects on other elements of total compensation.

Annual Incentive

The Company has established an Annual Incentive Program to reward the achievement of critical annual financial and operational performance goals. Under the Annual Incentive Program, executive officers and certain other key employees have the opportunity to earn an annual incentive based on the achievement of pre-determined annual performance objectives. Executive officers may earn between 0% and 150% of their target annual incentive based on a combination of Company financial and individual performance measures described below. The Annual Incentive Program is a subset of the Company’s 2009 Equity Incentive Plan, a shareholder approved plan.

Form of Awards.  Annual incentive awards for 2009 were payable 65% in cash and 35% in restricted stock. As discussed above, for 2008 awards paid in 2009, executives were required to take 50% of their annual incentive award in restricted stock in order to conserve cash and Mr. Welch elected to take his entire annual incentive award in restricted stock. This restriction was not continued for 2009 awards paid in 2010. The restricted stock portion of the award is granted seven days after the release of the Company’s annual earnings and vests one year from the date of grant, subject to accelerated vesting in certain circumstances. The number of shares of restricted stock to be issued is calculated based on the New York Stock Exchange’s closing price of the Company’s common stock on the date of grant. The Compensation Committee determined that including a restricted stock component in the annual incentive for 2009 would conserve cash, provide the executive with an additional incentive to maintain shareholder value, further link Company management and shareholders, promote executive ownership and act as a management retention vehicle.

Normally, if a named executive officer has met his stock ownership guidelines, he is viewed as having already built a significant ownership stake in the Company and is entitled to receive his entire annual incentive award in cash. If instead he elects to receive any portion of his annual incentive award in the form of restricted stock he would receive an additional incentive payment of restricted stock (that also vests one year from the date of grant) equal to 20% of the portion of the annual incentive that he took in restricted stock in lieu of cash. For 2009, all of the named executive officers had satisfied their stock ownership guidelines and elected to take their entire annual incentive award for 2009 in cash.

In recognition that all of the named executive officers had satisfied their stock ownership guidelines and had already built up substantial USEC equity, in February 2010, the Compensation Committee determined that 2010 annual incentives for named executive officers will be paid in 100% in cash (but that officers could still elect to receive any portion of his annual incentive award in the form of restricted stock and receive the incentive payment described above). This change was determined by the Committee to be important for retention reasons and to also be consistent with the form of payment of annual incentive awards by most of USEC’s peers. The Compensation Committee retained the discretion to direct that a portion of a participant’s annual incentive be paid in restricted stock if such participant is not making sufficient progress in achieving his stock ownership guidelines.

Target Levels.  Target annual incentive levels are set by the Compensation Committee in consultation with its compensation consultant. The Compensation Committee uses commercially available survey data (previously described) and analysis by its compensation consultant to compare annual incentive payments to the market. For 2009, total base salary and target annual incentive awards for the named executive officers were positioned at approximately the 75th percentile of the market. For 2009, target levels were set based on a percentage of the executive’s base salary, as follows:

Position	Target Level	Rationale

CEO	100%	• Provides executives with the motivation and reward to perform at the highest level in achieving critical annual financial and operating objectives.

Other named executive officers	70%	• Goal of targeting the named executive officers’ base salary plus the annual incentive to a competitive level.

Performance Measures.  For 2009 annual incentive awards, our Compensation Committee set the performance measures as described in the table below:

Performance Measure	Weight	Rationale

Corporate Quantitative Goals	55%
• Gross profit margin percentage (30%)		• Gross profit margin percentage is an important measure of the Company’s operational profitability.
• Cash flow from operations before American Centrifuge expense, interest and taxes (“Adjusted cash flow from operations”) (25%)
•   Adjusted cash flow from operations is a non-GAAP measure of cash created by existing operations with a slightly lower weighting due to potential timing variances. American Centrifuge expense is excluded because it is covered by the ACP earned value metric (described below). Interest and taxes are excluded because most members of management cannot influence these factors.

• American Centrifuge project (“ACP”) earned value (35%) (measures project performance quantitatively by comparing work completed against work planned at a given date in the project schedule)		• ACP earned value is an important non-GAAP measure of management’s progress on the ACP for capital invested, and is weighted most heavily because of its strategic importance.
• Selling, general and administrative (SG&A) expense, not including other compensation and stock based compensation (“Adjusted SG&A expense”) (10%)
•   Adjusted SG&A expense is a non-GAAP measure of controllable overhead expenses. Other compensation and stock based compensation are excluded because they can be influenced by stock price volatility and other subjective variables.

Key Performance Objectives	45%
• Individual performance measures weighted between 10% and 30%		• Based on the Company’s strategic initiatives and operating plan. The weight of each of the key performance objectives varied by individual based on their areas of responsibility.

Each corporate financial performance measure, or “corporate quantitative goal,” comprises threshold, target and maximum performance levels, which, if achieved, results in payments of 0%, 100% and 150% of that target financial performance measure component, respectively. Proportional payments are made for achievement between threshold, target and maximum performance levels. If the threshold corporate financial performance is not achieved, no amount is paid for that financial performance measure component and threshold levels are set based on a minimum level of expected performance. The target levels were set based on the Company’s budget for 2009 and the maximum levels were set based on stretch targets taking into account potential opportunities for management to effect positive impacts and were not designed to encourage or reward the taking of excessive or unnecessary risk. The table below describes the corporate quantitative goal target and achievement levels for 2009.

	Gross Profit	Adjusted Cash
	Margin	Flow from	ACP Earned	Adjusted SG&A
Level	Percentage (30%)	Operations (25%)	Value (35%)	Expense (10%)

Maximum (150%)	12.6%	$420 million	1.155	$39 million
Target (100%)	10.6%	$370 million	1.0	$43 million
Threshold (0%)	7.6%	$270 million	<0.9	$47 million
Actual Performance (72%, adjusted to 65%)	10.1% (89%)	$566.2 million (150%)	N/A (0%)*	$45.0 million (80%)

*	For the period January to March 2009, ACP earned value performance was 0.94. However, American Centrifuge project spending was reduced in early 2009 in order to preserve corporate liquidity and the American Centrifuge project was demobilized beginning in August 2009. Accordingly, for the period April 2009 to December 2009, ACP earned value performance could not be measured because USEC had slowed American Centrifuge project spending and was no longer operating against the project cost and schedule baseline that is used for calculating ACP earned value. No partial year credit was given to ACP earned value and ACP earned value was scored by the Compensation Committee at 0% of target.

The Annual Incentive Program permits the Compensation Committee to provide for a positive or negative adjustment of performance. As a result of the performance of the Company in 2009, including in particular the lack of achievement of financing objectives related to the American Centrifuge project in 2009, in addition to scoring ACP earned value at 0% of target, the Compensation Committee, utilizing its discretion, determined to reduce the overall corporate quantitative goal performance achievement level for 2009 from 72% to 65%.

For 2010, the corporate quantitative goals will no longer include an ACP earned value performance goal, but will instead also include: (1) a measure of the cash received from the resolution of outstanding incurred cost submissions and the approval of revised billing rates in the government services segment, and (2) total shareholder return, as measured by USEC’s total shareholder return compared to the S&P 500.

For 2009, the Compensation Committee set specific individual performance measures for our Chief Executive Officer and adopted specific individual performance measures recommended by the Chief Executive Officer for our remaining named executive officers (which flow down from the key performance objectives established for the Chief Executive Officer). The 2009 key performance objectives for the Chief Executive Officer and the other named executive officers included objectives aimed at the following five objectives. As detailed in the table below, the 2009 key performance objectives were all designed to achieve the Company’s strategic business plan and accordingly were designed to be achievable and not to encourage or reward excessive or unnecessary risk, but to require a substantial effort and initiative on the part of the individual named executive officers.

Key Performance Objective	Difficulty

• Strengthen near-term performance of the business primarily through actions to control costs and increase revenues, without compromising safety and security.	• Achievement of initiatives relating to improving gross profit and cash flow from operations compared to projections and controlling costs involve substantial effort and initiative, including efforts with respect to contracting, managing electric power costs, and improving plant operations.
• Meet critical overall design, performance and deployment objectives relating to the Company’s American Centrifuge Plant.	• The American Centrifuge project is a unique project and the Company’s deployment schedule and objectives are ambitious; therefore achievement of this objective is subject to a number of uncertainties and involves substantial effort and initiative.
• Operate a cascade of AC100 centrifuge machines as part of our Lead Cascade test program in early 2009 to confirm key commercial plant operational parameters.	• Achievement of objectives relating to American Centrifuge project Lead Cascade operations involve meeting ambitious targets and schedule with respect to the assembly and startup of machines in our Lead Cascade test program and involve substantial effort and initiative.
•   Implement recommendations of the transition plan team regarding transition to a centrifuge production-based business model. Develop and implement organizational revisions required by new business model.
• Due to the number of risks and uncertainties facing the Company, implementation of a smooth transition plan involves a great deal of strategic planning and substantial effort and initiative.
•   Execute American Centrifuge Plant long-term SWU sales contracts with customers that meet corporate objectives and support financing needs. Execute third party financing plan and revised business structure for American Centrifuge project investment. Obtain DOE loan guarantee commitment and funding. Ensure that USEC maintains sufficient liquidity to meet all Company needs.
• This includes contracting for output from the American Centrifuge Plant and securing the significant amount of capital needed to complete construction of the American Centrifuge Plant, both of which are challenging because of the uncertainties relating to the American Centrifuge Plant; therefore achievement of this objective involves substantial effort and initiative.

As a result of the decision of the DOE in August 2009 to delay making a decision with respect to USEC’s loan guarantee application for the American Centrifuge project and the subsequent demobilization of the American Centrifuge project, USEC’s strategic business plan had been significantly revised during the year and the Compensation Committee determined that significant portions of the 2009 key performance objectives previously approved by the Compensation Committee were no longer appropriately tied to the Corporation’s strategic business plan and therefore were not achieving their intended objectives. As a result, the Compensation Committee approved revised individual key performance objectives effective August 1, 2009. The original five 2009 key performance objectives remained in effect for the period January 1, 2009 to July 31, 2009 and comprised 7/12ths of an individual’s performance measure and the revised key performance objectives were in effect for the period August 1, 2009 to December 31, 2009 and comprised 5/12ths of an individual’s performance measure. No changes were made to the 2009 corporate quantitative goals. The revised key performance objectives are detailed in the table below:

Revised Key Performance Objective	Difficulty

•   Strengthen near-term performance of the business primarily through actions to control costs and increase revenues, without compromising safety and security. [This key performance objective was unchanged from the objective in effect from January 1, 2009 through July 31, 2009.]
• Achievement of initiatives relating to improving gross profit and cash flow from operations compared to projections and controlling costs involve substantial effort and initiative, including efforts with respect to contracting, managing electric power costs, and improving plant operations.
•   Based on the DOE decision to defer its loan guarantee final review, take restructuring and demobilization actions as needed to ensure USEC’s financial viability and preserve the future value of the American Centrifuge project. Mitigate the cost of disruptions caused by restructuring and demobilization activities on the value of the American Centrifuge project.
• The demobilization and restructuring of the American Centrifuge project includes increased costs and significant disruption to the project that is challenging to manage and involves substantial effort and initiative, in particular, relations with suppliers and efforts to obtain additional development funding from DOE.
• Based on the DOE decision to defer its loan guarantee final review, take steps to address DOE’s technical and financial concerns.	• This includes achievement of objectives relating to American Centrifuge project Lead Cascade operations, continued development efforts to further improve reliability, efforts to reduce perceived project risk, and other steps to improve the project’s financial structure. Achievement in these areas requires significant effort and initiative.
•   Evaluate strategic alternatives to the existing business structure. Retain American Centrifuge Plant sales commitments that can either support American Centrifuge Plant production, or be profitably sourced by a backup supply. Provide recommended alternatives to the Board prior to the end of 2009.
• This includes identifying and pursing alternatives to enhance value to USEC and its shareholders and requires significant effort and initiative. Due to the number of risks and uncertainties facing the Company, retention of customers can also be challenging.
• Identify near term transition actions that can enhance value in the event a DOE loan guarantee is not obtained or is delayed significantly. Prepare for implementation in early 2010.	• This involves planning for extended gaseous diffusion plant operations, pursuing increased revenues from government services, and successfully resolving government services audit and other issues. This requires substantial effort and initiative, including efforts with respect to plant operations and performance, contracting, and negotiating with DOE.
•   Engage key contacts at critical government departments in a structured dialogue to determine a baseline assessment of the working relationship with USEC and the plan of action to improve the relationship and increase the likelihood of positive outcomes.
• This includes evaluating strengths and weaknesses of current relationships and identifying steps for improvement, communicating USEC’s role in supporting policy objectives, and leveraging third party relationships. These efforts require significant coordination, effort and initiative.

For individual named executive officers (other than the Chief Executive Officer), their particular objectives were a more detailed subset of these objectives with a focus on such named executive officer’s functional area. For example, Mr. Barpoulis’ specific objectives as Chief Financial Officer generally related to financial and accounting matters; Mr. Sewell’s specific objectives as Senior Vice President, American Centrifuge and Russian HEU generally related to American Centrifuge and Russian highly enriched uranium (HEU) program management matters; Mr. Van Namen’s specific objectives as Senior Vice President, Uranium Enrichment generally related to uranium enrichment operations and marketing and sales matters; and Mr. Wright’s specific objectives as Senior Vice President, Human Resources and Administration generally related to functions providing centralized information technology, human resources and security support to the Company. There are no individual performance factors in addition to, and separate from, the factors listed in the tables above and each of the named executive officers’ key performance objectives were designed to be difficult to achieve and to challenge the executive as set forth in the tables above.

The Compensation Committee reviews and approves the achievement level and incentive payment for each named executive officer under the Annual Incentive Program and has the authority under the 2009 Equity Incentive Plan to reduce the value of awards. The achievement levels and incentive payment percentages approved by the Compensation Committee for the named executive officers for 2009 are summarized in the table below. The key performance objective achievement levels for the executives shown in the table below reflect reductions made by the Compensation Committee, utilizing its discretion, to take into account the performance of the Company in 2009:

	Key Performance	Corporate	Annual Incentive
	Objective	Quantitative Goals	Award (as a
	Achievement Level	Achievement Level	percentage of
Name	(45%)	(55%)	target)

John K. Welch	55%	65%	61%
John C. Barpoulis	77%	65%	70%
Philip G. Sewell	75%	65%	70%
Robert Van Namen	77%	65%	70%
W. Lance Wright	77%	65%	70%

Long-Term Incentive Compensation

The Compensation Committee is committed to long-term equity incentive programs for executives that promote the long-term growth and success of the Company. The long-term incentive compensation is designed to ensure that the executive decision-making process maintains a balanced focus on both immediate measures of success and on the effective growth and development of the business three to five years in the future. The Long-Term Incentive Program under the shareholder-approved 2009 Equity Incentive Plan is designed to make annual grants of restricted stock and non-qualified stock options with vesting periods of three years to executive officers and other program participants. The Long-Term Incentive Program for 2009 also includes a performance component described below under “2009 Performance Plan.” In consultation with its compensation consultant, the Compensation Committee established stock option and restricted stock award levels that are designed to provide the executive with total direct compensation (base salary, annual incentives and long-term incentives) at a competitive level. For 2009, total target long-term incentive awards for the named executive officers were positioned at approximately the 75th percentile of the market.

Annualized target award levels for named executive officers under the Long-Term Incentive Program for 2009 ranged from 140% to 250% of base salary depending on the executive’s position, and were comprised of the following (as more fully described below):

	Annualized Target	Percentage of Annualized Long-Term Incentive Value
	Long-Term Incentive Value	Restricted Stock	Stock Option	2009
Position	(as a Multiple of Base Salary)	Awards	Awards	Performance Plan

CEO	2.5X	30%	30%	40%
Other named executive officers	1.4X to 1.8X	29% to 33%	29% to 33%	33% to 43%

Restricted Stock Awards.  Named executive officers (and other program participants) receive an annual grant of restricted stock as a part of their long-term incentive. The value of the grant is equal to a percentage of the named executive officer’s base salary as follows:

2009 Target %
Name	(of base salary)

John K. Welch	75%
John C. Barpoulis	60%
Philip G. Sewell	60%
Robert Van Namen	60%
W. Lance Wright	40%

These shares are granted by the Compensation Committee based on fair market value on the date of grant and vest ratably over three years, subject to accelerated vesting under certain circumstances. This grant of restricted stock has no performance component associated with it. It is a time-based award designed as a retention-based component in achieving market-based total direct compensation for the executive. It is also designed to help increase share ownership by the executive officers. It is the Compensation Committee’s belief that stock awards combined with the Company’s requirement for executive officers to hold significant levels of Company stock provide a direct incentive to achieve the longer-term performance goals for the Company.

Stock Option Awards.  Named executive officers (and certain other program participants) also receive an annual grant of non-qualified stock options. The value of the grant is equal to a percentage of the named executive officers’ base salary as follows:

2009 Target %
Name	(of base salary)

John K. Welch	75%
John C. Barpoulis	60%
Philip G. Sewell	60%
Robert Van Namen	60%
W. Lance Wright	40%

Stock options are valued using the Black-Scholes methodology and values are calculated with the assistance of the compensation consultant. It is the Company’s policy that stock option grants are made seven days after the release of the Company’s annual earnings and are awarded at the New York Stock Exchange’s closing price of the Company’s common stock on the date of grant. Stock option grants vest ratably over three years and expire five years after grant, subject to accelerated vesting under certain circumstances. Each named executive officer’s 2009 grant of stock options is detailed on the Grants of Plan-Based Awards in Fiscal Year 2009 table. While a number of organizations have eliminated or significantly reduced stock option grants to executives, the Compensation Committee believes that stock options are an effective way to focus executives on ensuring the long-term performance of the Company. In addition, the Compensation Committee believes they are an effective tool in aligning the interests of the executive officers and shareholders toward sustained, long-term stock performance. Consequently, they remain a significant component of the incentive mix.

2009 Performance Plan.  Prior to 2009, USEC utilized a three-year performance component of the Company’s long-term incentive program in which the named executive officers participated (the “Executive Incentive Plan”). December 31, 2008 marked the end of the 2006 — 2008 performance period and awards were paid out in cash in early 2009. In 2009, in light of general economic and market conditions and the short-term uncertainty facing the Company with respect to the financing of the American Centrifuge project, which impacts the project cost and schedule, the Compensation Committee determined to postpone the implementation of a new three-year Executive Incentive Plan and instead to replace the Executive Incentive Plan for 2009 with a one-year performance based award that vests over three years (the “2009 Performance Plan”). Under the 2009 Performance Plan, executives were awarded the right to earn shares of restricted stock of the Company that vest ratably over three years from March 4, 2009.

Target awards for the named executive officers were based on a percentage of the executive’s base salary as follows:

Annualized Value
Name	(as a % of base salary)

CEO	100%
Other named executive officers	60%

This amount was equal to the annualized value of the 2006 — 2008 Executive Incentive Plan that it was replacing. The target number of shares of restricted stock was calculated based on the Company’s stock price on March 4, 2009 (seven days after the release of earnings for the year ended December 31, 2008).

Actual awards were determined by performance of the Company during the period January 1, 2009 through December 31, 2009 against a pre-determined performance goal relating to ensuring sufficient liquidity for ongoing Company operations and attracting capital to support the financing of the Company’s American Centrifuge Plant. Participants were eligible to receive from 80% (threshold) to 120% (maximum) of their target award based on performance, with performance below 80% (threshold) level resulting in no award. Awards were settled on March 8, 2010.

Performance Goal	Difficulty

To ensure sufficient liquidity for ongoing Company operations and attract capital to support the financing of the Company’s American Centrifuge Plant
• Threshold (80%): Ensure sufficient liquidity to fund ongoing Company operations.	• Intended to provide a minimum level of benefit while still providing a level of incentive aligned with ensuring liquidity for ongoing Company operations.
• Target (100%): Receive financing that will allow USEC to move forward with an economically viable American Centrifuge project.
•   Because of uncertainties relating to the American Centrifuge project and the significant amount of capital needed, financing for the project is challenging to obtain. This objective was intended to not necessarily require a loan guarantee for achievement but to provide incentive to management to obtain financing to continue the project.

• Maximum (120%): Receive commitment(s) for the financing of the 3.8 million SWU per year centrifuge enrichment plant.
•   As a result of the financial needs of the project and USEC’s credit profile, achievement of this objective would have required a loan guarantee from DOE, which was subject to a number of uncertainties, including matters outside of management’s control.

Actual Performance:	Threshold (80%)

Each named executive officer’s payout is included in the Summary Compensation Table under Stock Awards for 2009.

In light of the difficulty in setting appropriate long-term performance targets in early 2010 given the Company’s business circumstances, the Compensation Committee determined not to continue the 2009 Performance Plan in 2010 but instead to fold it into the annual grant of restricted stock by increasing the annualized target levels of time-vested restricted stock for the named executive officers by an equivalent amount. While this had the effect of reducing overall performance-based compensation, the Committee wanted to maintain target long-term incentive compensation for 2010 at current levels in light of retention concerns and the need to continue to motivate executives in light of the Company’s current business circumstances and believes that the executives are appropriately motivated to achieve specific performance goals by the Annual Incentive Program.

The changes approved to the annualized award levels of restricted stock for the named executive officers for 2010 are as follows:

	Restricted Stock	Plus: Performance Plan	Restricted Stock
	2009 Percentage	2009 Annualized Target Value	2010 Percentage
Name	(of base salary)	(% of base salary)	(of base salary)

John K. Welch	75%	+100%	=175%
John C. Barpoulis	60%	+60%	=120%
Philip G. Sewell	60%	+60%	=120%
Robert Van Namen	60%	+60%	=120%
W. Lance Wright	40%	+60%	=100%

No changes were made to the annualized award levels of stock options for the named executive officers for 2010.

The Compensation Committee believes that placing a significant portion of executive officer compensation opportunity in equity sends a clear message that a primary role of the executive officer is in building the long-term value of the Company, and that his own long-term wealth is tied to the long-term success of the Company.

INDIRECT COMPENSATION

Retirement Plans

The Company provides its executive officers with benefits that are described below and that are intended to be a part of a competitive compensation package that provides health, welfare and retirement programs comparable to those provided to employees and executives at other companies in similar industries. All employees of USEC Inc., including the named executive officers, are eligible to participate in the USEC Savings Program. In addition, all employees of USEC Inc. other than certain American Centrifuge employees and any non-union employees hired on or after September 1, 2008 are eligible to participate in the Employees’ Retirement Plan of USEC Inc.

In addition, named executive officers and other executives designated by the Company are entitled to participate in the USEC Inc. Executive Deferred Compensation Plan and the Pension Restoration Plan. Each of the named executive officers also participates in a supplemental executive retirement plan. The benefit plan descriptions here and in the Pension Benefits in Fiscal Year 2009 table provide an explanation of the major features of these benefit plans.

Savings Plans.  Named executive officers have the opportunity to participate in two defined contribution savings plans: The USEC Savings Program and the USEC Inc. Executive Deferred Compensation Plan.

The USEC Savings Program is a tax-qualified broad-based 401(k) employee savings plan. USEC Inc. employees, including the named executive officers, are able to contribute the lesser of up to 50% of their annual base salary or dollar limits established annually by the Internal Revenue Service (“IRS”). The Company will match 100% of the first 3% of pay that is contributed to the USEC Savings Program and 50% on the next 2% of pay contributed. Employee contributions are fully vested upon contribution and Company match contributions vest 50% after two years of service and 100% after three years of service. Those USEC Inc. employees who are not eligible to participate in the Employees’ Retirement Plan of USEC Inc. are provided an enhanced employer matching contribution under the USEC Savings Program.

In addition to the USEC Savings Program, during 2009, executives designated by the Company, including the named executive officers, could participate in the USEC Inc. Executive Deferred Compensation Plan (the “Deferred Compensation Plan”). Mr. Welch, Mr. Van Namen, and Mr. Wright participated in the Deferred Compensation Plan in 2009. The Deferred Compensation Plan is intended to be a non-qualified deferred compensation plan that complies with the regulations of Section 409A of the Internal Revenue Code of 1986, as amended. The Deferred Compensation Plan replaced the USEC Inc. 401(k) Restoration Plan, effective January 1, 2008. Account balances under the 401(k) Restoration Plan were transferred to the Deferred

Compensation Plan. Participation in the Deferred Compensation Plan is not limited to the Company’s officers but also includes a select group of management and highly compensated employees. Participants in the Deferred Compensation Plan may defer up to a maximum of 90% and a minimum of 5% of base salary and a maximum of 100% and a minimum of 5% of cash bonus amounts received through the Company’s incentive compensation programs. The Company matches participant contributions under the Deferred Compensation Plan at the rate that would apply if they had been contributed to the USEC Savings Program without regard for any statutory limitations, reduced by amounts contributed to the USEC Savings Program. A participant may receive a distribution from the Deferred Compensation Plan upon a qualifying distribution event such as a separation from service, disability, death, or in-service distribution on a specified date, change in control or an unforeseeable emergency all as defined in the plan. Distributions from the Deferred Compensation Plan will be made in cash in a lump sum, annual installments, or a combination of both, in the manner elected by the participant and provided for in the plan.

Participants in the USEC Savings Program direct the investment of their account balances among various funds available under the plan. Deferred Compensation Plan accounts are deemed to be invested in a number of mutual funds made available for designation by the participant.

Pension Plans.  Named executive officers have the opportunity to participate in a qualified pension plan, a pension restoration plan and one of two supplemental executive retirement plans (each, a “SERP”).

The Employees’ Retirement Plan of USEC Inc. is a broad based, tax-qualified defined benefit pension plan whose maximum benefits are limited by legislation, while the USEC Inc. Pension Restoration Plan is a non-qualified supplemental pension benefit that is designed to continue the accrual of pension benefits that exceed the legislated limits under the Employees’ Retirement Plan of USEC Inc. All officers, including the named executive officers, who are eligible for the qualified pension plan and whose compensation exceeds the qualified plan limits are automatically enrolled in the USEC Inc. Pension Restoration Plan. Information regarding the calculation of benefits under the Employees’ Retirement Plan of USEC Inc. and the USEC Inc. Pension Restoration Plan can be found in the narrative accompanying the Pension Benefits in Fiscal Year 2009 table.

The Company also maintains two SERPs. The USEC Inc. 1999 Supplemental Executive Retirement Plan (the “1999 SERP”) was approved by the Compensation Committee in 1999 and Mr. Sewell is the only active participant. No additional participants were added after 2001. The 1999 SERP provides Mr. Sewell with a benefit calculated in the form of a monthly annuity equal to 55% of his final average compensation, with offsets for benefits received under the Company’s retirement programs and any U.S. government retirement program to which the Company contributed, and Social Security benefits. More information regarding the calculation of benefits payable to Mr. Sewell under the 1999 SERP can be found in the narrative accompanying the Pension Benefits in Fiscal Year 2009 table.

Messrs. Welch, Barpoulis, Van Namen and Wright participate in the USEC Inc. 2006 Supplemental Executive Retirement Plan (the “2006 SERP”). As applicable to Mr. Welch, the 2006 SERP incorporates the terms of a SERP agreed to by the Company in September 2005 in connection with setting Mr. Welch’s initial terms of employment. The Company agreed to provide Mr. Welch with a SERP that generally provided for a benefit equal to 30% of final average pay with five years of service, increasing to 50% with ten or more years of service, with offsets for benefits received under the Company’s other retirement programs and Social Security benefits. The 2006 SERP was designed to be less expensive than the 1999 SERP.

As applicable to other participants, the 2006 SERP provides for a monthly supplemental retirement benefit equal to 2.5% of final average pay for each year of service, to a maximum benefit of 50% after 20 years of service, with offsets for benefits received under the Company’s other retirement programs and Social Security benefits. In determining to implement the 2006 SERP and determining the level of benefits to be provided, the Compensation Committee worked with its compensation consultant and reviewed tally sheets that showed the value of total compensation paid to executives. More information regarding the calculation of benefits under the 2006 SERP can be found in the narrative accompanying the Pension Benefits in Fiscal Year 2009 table.

Participation in the 2006 SERP is contingent on the participant’s agreeing to comply with certain restrictive covenants relating to confidentiality, non-competition and non-solicitation of Company employees for a period of time following his termination of employment.

Severance Arrangements

Executive Severance Plan.  The Compensation Committee believes that in the absence of employment agreements between the Company and its key employees, it is appropriate to have a reasonable severance policy in place in order to attenuate concerns about short-term continuity of income and allow executives to focus on the Company’s business. The USEC Inc. Executive Severance Plan (the “Executive Severance Plan”) was approved by the Board in 2008 and is intended to be an unfunded welfare plan subject to the Employee Retirement Income Security Act of 1974, as amended. Payment and benefit levels under the Executive Severance Plan were set in 2008 by the Compensation Committee, in consultation with its compensation consultant, at a level determined to be competitive and reasonable with respect to the intent of the program and consistent with an earlier executive severance policy.

Under the Executive Severance Plan, if an executive officer is terminated by the Company without cause, he is eligible to receive his current base salary and a prorated share of his current annual incentive (payable at the end of the performance period based on actual performance) up to the date of termination. In addition, lump sum cash severance equal to one year’s base salary at his current rate and an amount equal to his final average bonus (generally the average of his last three year’s annual incentive awards, both cash and restricted stock) would be paid. He would also receive continuation of medical and dental coverage as well as life insurance paid for by the Company for one year after termination (or until he received similar coverage from a subsequent employer, whichever occurs first) and outplacement assistance services. Severance benefits are contingent upon the executive executing a release and agreeing to comply with certain restrictive covenants relating to non-competition and non-solicitation of Company employees for one year following his termination of employment. No severance is paid to an employee who is terminated for cause or who resigns voluntarily.

In addition, if an employee is terminated by the Company other than for cause, all unvested restricted stock (that vests based on performance of service) and all stock options would vest and the employee would have up to one year to exercise all vested stock options.

Change in Control Agreements.  The Compensation Committee believes that change in control agreements are an important tool for executive retention and the retention of other key employees. The Company has entered into change in control agreements with each of the named executive officers. These agreements have an initial term of three years, which is automatically extended for additional one-year periods unless the Board of Directors has given notice of non-renewal. Upon a change in control, the agreements will expire no earlier than three years following the date that the change in control occurs. A change in control is generally defined as the acquisition by a person of 30% or more of the voting power of the Company, a change in the majority of the Company’s Board, the consummation of certain mergers or consolidations involving the Company, a sale or disposition of 40% or more of the Company’s assets, or a liquidation of the Company involving the sale of at least 40% of the Company’s assets.

Payment and benefit levels under the change in control agreements were set when these agreements were put into place and were based on an assessment by the Compensation Committee of what was competitive and reasonable with respect to the intent of the program. The Compensation Committee periodically reviews the payment and benefit level under these agreements.

The change in control agreements provide each named executive officer with certain benefits if there is a change in control of the Company and within a protected period beginning three months before and ending three years after that change in control (the “protected period”) the Company terminates his employment for any reason other than cause, or the executive terminates his employment for “good reason” (as defined in the agreement). The Compensation Committee believes this “double trigger” is appropriate because the purpose of the change in control agreements is to provide enhanced severance protection and not to provide a windfall upon the change in control. These benefits are in lieu of any severance benefits the named executive officer would otherwise be eligible to receive under the Company’s Executive Severance Plan. In order to receive these benefits, the named executive officer must comply with the non-competition, non-solicitation, and confidentiality provisions of the change in control agreement during the term of the agreement and for a period thereafter.

Under the terms of each named executive officer’s change in control agreement, if during a protected period he is terminated other than for cause or terminates his employment for “good reason,” he would receive a cash payment of his unpaid base salary through the date of termination plus all other amounts to which he was entitled under any compensation or benefit plan of the Company under the terms of such plans. In addition, as a change in control payment, he would receive a cash lump sum payment equal to 2.5 times the sum of his final base salary and his final average bonus (generally the average of his last three years’ annual incentive awards, both cash and restricted stock). In addition, under the terms of each agreement, the Company would provide him and his dependents with continuation of life, accident and health insurance benefits for 2.5 years following the occurrence of the change in control or, if sooner, until he is covered by comparable programs of a subsequent employer. In addition, the executive will receive 2.5 additional years of service for purposes of retirement plan benefits under the SERPs. If the executive receives payments, whether or not under his or her agreement that would subject him to any federal excise tax due under Section 4999 of the Internal Revenue Code, the executive will also receive a cash payment equal to the amount of such excise tax.

In addition, if an employee is terminated by the Company other than for cause (or by the participant for good reason) coincident with or following a change in control, all unvested restricted stock and stock options would vest and the employee would have up to one year to exercise all vested stock options.

For details of payments under the above arrangements, see the Potential Payments Upon Termination or Change in Control table.

Perquisites

The Company maintains a limited number of perquisites for senior executive officers. These include an annual financial counseling allowance of $7,500 ($15,000 for the Chief Executive Officer) and an annual executive physical valued at approximately $4,000. In addition, the Company reimburses the Chief Executive Officer for annual dues for up to two business or social organizations or clubs. Perquisites do not represent a significant compensation element for any of the named executive officers.

Recoupment of Previously Paid Bonuses

The Company’s equity incentive plan includes a “claw back” provision that requires repayment of all payments in settlement of any awards earned or accrued during the twelve-month period following the first public issuance or filing with the SEC of a financial document that is subsequently restated as a result of misconduct. The claw back applies to a grantee who knowingly or through gross negligence engaged in or failed to prevent the misconduct or who is subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002.

Tax and Accounting Treatments of Elements of Compensation

In its deliberations, the Compensation Committee considers the potential impact of IRC Section 162(m). IRC Section 162(m) currently disallows a tax deduction for the Company for individual executive compensation exceeding $1 million in any taxable year for the Chief Executive Officer and the other three highest compensated officers (other than the Chief Financial Officer), other than compensation that is performance-based under a plan that is approved by the shareholders of the Company and that meets certain other technical requirements. Annual incentive awards and awards under the 2009 Performance Plan are intended to meet the performance-based compensation requirements, while base salary, long-term incentive awards of time-vested restricted stock and stock options are not. However, the mid-year adjustment to the key performance objectives under the 2009 Annual Incentive Program will affect the tax-deductibility of this portion of the 2009 annual incentive awards.

While the Compensation Committee designs certain components of executive compensation to preserve deductibility, it believes that shareholder interests are best served by not restricting the Compensation Committee’s discretion and flexibility in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses. Accordingly, the Compensation Committee may from time to time approve compensation arrangements for certain officers that are not fully deductible. Further, because of ambiguities and uncertainties as to the application and interpretation of IRC Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company’s efforts, that compensation intended by the Company to satisfy the requirements for deductibility under IRC Section 162(m) does in fact do so.

In addition, in structuring compensation arrangements, the Compensation Committee intends to permit participants to avoid potential tax penalties under IRC Section 409A. The Compensation Committee also takes into account the impact of potential gross-up payments by the Company to cover federal excise taxes due under Section 4999 of the Internal Revenue Code.

The Compensation Committee considers the accounting and dilution impact of equity awards made to executive officers. We account for our equity incentive grants under FASB Accounting Standards Codification Topic 718 and use the Black-Scholes option pricing formula for determining the fair value of our stock option grants.

Stock Ownership Guidelines

Every executive officer and certain other employees must hold an ownership stake in the Company that is significant in comparison to their base salary. The Compensation Committee has established stock ownership guidelines which apply to all executive officers and certain other employees. The amount required to be retained varies depending on the executive’s position. These guidelines must generally be achieved within five years after the person becomes subject to the guidelines. The stock ownership guidelines that apply to each of the named executive officers as well as their achievement as of December 31, 2009 are shown in the table below:

		Number of	Stock
	Stock Ownership Guideline	Years of	Ownership as
Name	(number of shares)	Service	of 12/31/09

John K. Welch	300,000	4	838,071
John C. Barpoulis	65,000	4	200,912
Philip G. Sewell	65,000	8	185,033
Robert Van Namen	65,000	11	211,808
W. Lance Wright	65,000	6	165,603

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K (Section 229.402(b)) with management. Based on this review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

H. William Habermeyer, Chairman
Joyce F. Brown
Joseph T. Doyle
John R. Hall

Summary Compensation Table

The following table sets forth information regarding the compensation of the Chief Executive Officer, the Chief Financial Officer, and the three other most highly paid executive officers of the Company serving as executive officers at December 31, 2009 (collectively, the “named executive officers”), for the years ended December 31, 2007, 2008 and 2009.

						Change in
						Pension
						Value and
						Non-Qualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
Name and	Fiscal	Salary	Awards	Awards	Compensation	Earnings	Compensation
Principal Position	Year	(1)	(2)	(3)	(4)	(5)	(6)	Total

John K. Welch	2009	$934,615	$2,125,767	$675,000	$544,500	$1,799,094	$60,953	$6,139,929
President and CEO	2008	$900,000	$1,720,430	$675,001	$371,853	$1,298,226	$61,512	$5,027,022
	2007	$828,462	$1,642,935	$415,314	$65,025	$925,499	$66,295	$3,943,530
John C. Barpoulis	2009	$421,598	$507,355	$240,001	$197,120	$130,050	$20,321	$1,516,445
Senior Vice President and	2008	$400,000	$405,646	$239,999	$239,182	$92,036	$9,200	$1,386,063
Chief Financial Officer	2007	$349,808	$286,195	$122,594	$168,232	$29,725	$9,000	$965,554
Philip G. Sewell	2009	$505,928	$596,139	$282,000	$228,655	$67,889	$0	$1,680,611
Senior Vice President,	2008	$473,269	$476,635	$281,999	$282,677	$396,197	$0	$1,910,777
American Centrifuge and	2007	$424,615	$148,751	$148,862	$544,926	$749,935	$0	$2,017,089
Russian HEU
Robert Van Namen	2009	$425,769	$520,037	$246,001	$202,048	$189,922	$22,236	$1,606,013
Senior Vice President,	2008	$410,000	$413,463	$246,000	$240,696	$214,180	$30,038	$1,554,377
Uranium Enrichment	2007	$370,404	$129,845	$129,949	$473,866	$129,257	$26,466	$1,259,787
W. Lance Wright	2009	$384,231	$395,304	$148,000	$182,336	$235,319	$20,029	$1,365,219
Senior Vice President,	2008	$370,000	$299,121	$148,001	$215,181	$288,878	$20,827	$1,342,008
Human Resources and	2007	$319,615	$258,597	$112,085	$211,389	$213,867	$19,890	$1,135,443
Administration

(1)	The Company had 27 pay periods in 2009, however, annual salaries are calculated based on 26 pay periods. This additional pay period is included in the amounts in the Salary column for 2009. The amounts shown in the Salary column also include amounts paid in a year for unused accrued vacation time.

(2)	The amounts shown in the Stock Awards column represents the aggregate grant date fair value in the fiscal year related to stock awards earned by the named executive officers, computed in accordance with FASB ASC Topic 718. The amounts shown in the Stock Awards column for a fiscal year include (a) awards made to the named executive officers under the Company’s Long-Term Incentive Program during March of that year and (b) the restricted stock portion of the awards earned by the named executive officers under the Company’s Annual Incentive Program for that year based on the Compensation Committee’s evaluation of each officer’s performance during the year, which awards are paid in March of the following year. For 2009, all awards to the named executive officers under the Annual Incentive Program were paid 100% in cash and are included in the Non-Equity Incentive Plan Compensation column. In addition, the amount shown in the Stock Awards column for 2009 include the grant date fair value of awards (based on the fair market value on March 8, 2010) made on March 8, 2010 to each of the named executive officers under the 2009 Performance Plan for the performance period January 1, 2009 through December 31, 2009 as follows: Mr. Welch, $1,002,579; Mr. Barpoulis, $267,355; Mr. Sewell, $314,141; Mr. Van Namen, $274,038; and Mr. Wright, $247,304. For a discussion of valuation assumptions, see Note 11 to our consolidated financial statements included in our annual report on Form 10-K for the years ended December 31, 2009 and December 31, 2008, and Note 15 to our consolidated financial statements included in our annual report on Form 10-K/A for the year ended December 31, 2007.

(3)	The amounts shown in the Option Awards column represent the aggregate grant date fair value in the fiscal year related to option awards to the named executive officers under the Company’s Long-Term Incentive Program, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 11 to our consolidated financial statements included in our annual report on Form 10-K for the years ended December 31, 2009 and December 31, 2008, and Note 15 to our consolidated financial statements included in our annual report on Form 10-K/A for the year ended December 31, 2007.

(4)	The amounts shown in the Non-Equity Incentive Plan Compensation column include the cash portion of the annual incentive awards made to each of the named executive officers based on the Compensation

Committee’s evaluation of each officer’s performance during the year. The amounts shown for a fiscal year include cash amounts earned under the Company’s Annual Incentive Program for that year and paid in March of the following year.

For 2009, all of the named executive officers had met their stock ownership guidelines and elected to receive their 2009 annual incentive award 100% in cash.

For 2008, all of the named executive officers had met their stock ownership guidelines and were eligible to receive their entire 2008 annual incentive award in cash. Named executive officers are eligible to receive 20% incentive payments of restricted stock for taking amounts they are entitled to receive in cash in restricted stock in lieu of cash. Amounts shown represent only the portion of the annual incentive awards that was paid in cash as follows: Welch 0%, Barpoulis 50%, Sewell 50%, Van Namen 50%, Wright 50%. Mr. Welch took his entire annual incentive award of $871,190 in restricted stock and therefore received an incentive payment of $174,238 in restricted stock. Messrs. Barpoulis, Sewell, Van Namen and Wright took 50% of their annual incentive awards of $276,077, $324,394, $279,104 and $251,875, respectively, in restricted stock and therefore received incentive payments of $27,608, $32,439, $27,910 and $25,187, respectively, in restricted stock. Restricted stock granted to Messrs. Welch, Barpoulis, Sewell, Van Namen and Wright for 2008 annual incentive awards was granted in March 2009 and is shown in the Summary Compensation Table under Stock Awards for 2008. Amounts for 2008 also include cash payouts made in March 2009 under the 2006 — 2008 Executive Incentive Plan for the performance period March 1, 2006 through December 31, 2008 as follows: Mr. Welch, $371,853; Mr. Barpoulis, $101,144; Mr. Sewell, $120,480; Mr. Van Namen, $101,144; and Mr. Wright, $89,244.

For 2007, Mr. Sewell and Mr. Van Namen had met their stock ownership guidelines and were eligible to receive their entire 2007 annual incentive awards of $384,147 and $340,947, respectively, in cash. All other named executive officers were eligible to receive 65% of their annual incentive awards in cash. Amounts shown represent only the portion of the annual incentive awards that was paid in cash as follows: Welch 0%, Barpoulis 52%, Sewell 100%, Van Namen 100%, Wright 52%. Mr. Welch took his entire annual incentive award of $1,086,678 in restricted stock and therefore received an incentive payment of $141,268 in restricted stock. Messrs. Barpoulis and Wright took 48% of their annual incentive awards of $323,523 and $289,744, respectively, in restricted stock and therefore received incentive payments of $8,409 and $7,524, respectively, in restricted stock. Restricted stock granted to Messrs. Welch, Barpoulis, and Wright for 2007 annual incentive awards was granted in March 2008 and is shown in the Summary Compensation Table under Stock Awards for 2007. Amounts for 2007 also include cash payouts made in 2007 to the named executive officers for a terminated performance program as follows: Mr. Welch, $65,025, Mr. Sewell, $160,779, Mr. Van Namen, $132,919 and Mr. Wright, $60,722.

(5)	The amounts shown in the Change in Pension Value and Non-Qualified Deferred Compensation earnings column represent the change in the actuarial present value of the named executive officer’s accumulated benefits under the Employees’ Retirement Plan of USEC Inc., the USEC Inc. Pension Restoration Plan and the USEC Inc. 2006 Supplemental Executive Retirement Plan (or, in the case of Mr. Sewell, the 1999 Supplemental Executive Retirement Plan) at December 31, 2009, as compared to December 31, 2008; at December 31, 2008, as compared to December 31, 2007; and at December 31, 2007, as compared to December 31, 2006. None of our plans provide for above-market earnings on deferred compensation amounts, and as a result, the amounts reported here do not reflect any such earnings.

(6)	The amounts shown in the All Other Compensation column for 2009 for Mr. Welch, Mr. Barpoulis, Mr. Van Namen and Mr. Wright include Company matching contributions of $9,800 made under the USEC Savings Program. The amounts for Mr. Welch, Mr. Van Namen and Mr. Wright for 2009 also include Company matching contributions of $27,208, $12,436, and $10,230, respectively, made under the USEC Inc. Executive Deferred Compensation Plan, as included in the Nonqualified Deferred Compensation in Fiscal Year 2009 table. For Mr. Welch and Mr. Barpoulis, the amount shown for 2009 also includes $23,945 and $10,521, respectively, for perquisites and other personal benefits received in 2009. Perquisites and other personal benefits for Mr. Welch for 2009 included: financial counseling, club membership dues, and spouse travel and related expenses. Perquisites and other personal benefits for Mr. Barpoulis for 2009 included financial counseling and an annual physical. No one perquisite for Mr. Welch or Mr. Barpoulis exceeded the greater of $25,000 or 10% of the total amount of these benefits for such executive.

Grants of Plan-Based Awards in Fiscal Year 2009

The following table sets forth information concerning each grant of an award to a named executive officer in the year ended December 31, 2009 under any plan.

									All		All
									Other		Other
									Stock		Option	Exercise	Grant Date
		Date of	Estimated Possible			Estimated Possible			Awards:		Awards:	or Base	Fair
		Compensation	Payouts Under			Payouts Under			Number		Number of	Price	Value of
		Committee	Non-Equity Incentive			Equity Incentive			of Shares		Securities	Option	Stock and
	Grant	Action	Plan Awards(1)			Plan Awards(2)			of Stock		Underlying	Awards	Option
Name	Date	(if different)	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units		Options	($/Sh)	Awards(3)

John K. Welch	2/10/09		$0	$900,000	$1,350,000
	2/25/09					193,548	241,935	290,322					$719,999
	3/04/09	2/10/09(4)							281,029	(5)			$1,045,428
	4/30/09	2/10/09(4)							181,452	(6)			$1,123,188
	3/04/09	2/10/09(4)									372,928 (7)	$3.72	$675,000
John C. Barpoulis	2/10/09		$0	$280,000	$420,000
	2/25/09					51,613	64,516	77,419					$192,000
	3/04/09	2/10/09(4)							44,528	(5)			$165,644
	3/04/09	2/10/09(4)							64,516	(6)			$240,000
	3/04/09	2/10/09(4)									132,597 (7)	$3.72	$240,000
Philip G. Sewell	2/10/09		$0	$329,000	$493,500
	2/25/09					60,645	75,806	90,967					$225,599
	3/04/09	2/10/09(4)							52,321	(5)			$194,634
	3/04/09	2/10/09(4)							75,806	(6)			$281,998
	3/04/09	2/10/09(4)									155,801 (7)	$3.72	$282,000
Robert Van Namen	2/10/09		$0	$287,000	$430,500
	2/25/09					52,903	66,129	79,355					$196,799
	3/04/09	2/10/09(4)							45,016	(5)			$167,460
	3/04/09	2/10/09(4)							66,129	(6)			$246,000
	3/04/09	2/10/09(4)									135,912 (7)	$3.72	$246,000
W. Lance Wright	2/10/09		$0	$259,000	$388,500
	2/25/09					47,742	59,677	71,612					$177,600
	3/04/09	2/10/09(4)							40,624	(5)			$151,121
	3/04/09	2/10/09(4)							39,785	(6)			$148,000
	3/04/09	2/10/09(4)									81,768 (7)	$3.72	$148,000

(1)	Amounts shown are estimated possible cash payouts under the Company’s 2009 Annual Incentive Program based on performance against 2009 corporate and individual performance goals at the threshold (0%), target (100%) and maximum (150%) levels. As discussed in the “Compensation Discussion and Analysis — Annual Incentive,” the Compensation Committee approved revised individual performance goals effective August 1, 2009. Actual payouts under the 2009 Annual Incentive Program were approved by the Compensation Committee in February 2010 and were 61% to 70% of target for each of the named executive officers. The cash portion of these payouts are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. Under the Annual Incentive Program annual incentives are paid in a combination of cash and restricted stock. For 2009, all named executive officers took 100% of their annual incentive awards in cash.

(2)	Amounts shown are estimated possible payouts under the Company’s 2009 Performance Plan for the period January 1, 2009 through December 31, 2009 based on performance against a pre-determined performance goal relating to ensuring sufficient liquidity for ongoing Company operations and attracting capital to support the financing of the Company’s American Centrifuge Plant at the threshold (80%), target (100%) and maximum (120%) levels. Awards were approved by the Compensation Committee in February 2010 and were 80% of target for each of the named executive officers. The actual payouts are included in the Stock Awards column of the Summary Compensation Table for 2009.

(3)	The value of the stock awards is based on the fair value of such award on the grant date, computed in accordance with FASB ASC Topic 718.

(4)	These annual incentive awards and long-term incentive awards were granted by the Compensation Committee, effective as of a later date following the release of the Company’s audited financial results. The long-term incentive award to Mr. Welch was effective upon approval by the shareholders of the 2009 Equity Incentive Plan.

(5)	Includes shares of restricted stock granted to the named executive officers in 2009 under the Company’s Annual Incentive Program based on performance against corporate and individual performance goals in 2008. These shares vested on March 4, 2010.

(6)	Includes shares of restricted stock granted to the named executive officers in 2009 under the Company’s Long-Term Incentive Program. These shares will vest ratably over three years from the date of grant.

(7)	Includes non-qualified stock options granted to the named executive officers in 2009 under the Company’s Long-Term Incentive Program. These options will vest ratably over three years from the date of grant.

Outstanding Equity Awards at Fiscal Year-End December 31, 2009

The following table sets forth information regarding unexercised options, stock that has not vested, and outstanding equity incentive plan awards as of the year ended December 31, 2009 for each of the named executive officers. Awards granted prior to April 30, 2009 are governed by the USEC Inc. 1999 Equity Incentive Plan (the “1999 Plan”) and awards granted on or after April 30, 2009 are governed by the USEC Inc. 2009 Equity Incentive Plan (the “2009 Plan”). If an executive’s employment is terminated by the Company without cause or is terminated by reason of the executive’s death, disability or retirement (normal retirement or unreduced early retirement), or upon a change in control, all of the executive’s shares of restricted stock and unvested stock options granted under the 1999 Plan will become vested. If an executive’s employment is terminated by the Company without cause or is terminated by reason of the executive’s death, disability or retirement, or is terminated by the Company without cause or by the executive with good reason coincident with or following a change in control, all of the executive’s shares of restricted stock and unvested stock options granted under the 2009 Plan will become vested. In addition, if an executive becomes eligible for retirement, all of the executive’s shares of restricted stock granted under the 2009 Plan will become vested.

	Option Awards					Stock Awards
							Market
	Number of	Number of				Number of	Value of
	Securities	Securities				Shares or	Shares or
	Underlying	Underlying				Units of	Units of
	Unexercised	Unexercised		Option	Option	Stock That	Stock That
	Options	Options		Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable		Price	Date	Vested	Vested

John K. Welch	100,000			$11.00	10/03/10	549,721 (1)	$2,116,426
	88,621			$12.09	3/28/11
	58,045	29,023	(2)	$13.24	3/05/12
	100,897	201,794	(3)	$5.86	3/03/13
		372,928	(4)	$3.72	3/04/14
John C. Barpoulis	8,655			$13.98	5/04/10	139,432 (5)	$536,813
	28,122			$12.09	3/28/11
	17,134	8,567	(2)	$13.24	3/05/12
	35,874	71,749	(3)	$5.86	3/03/13
		132,597	(4)	$3.72	3/04/14
Philip G. Sewell	59,300			$8.50	7/31/11	105,691 (6)	$406,910
	48,142			$7.02	8/07/12
	50,000			$7.00	8/06/13
	26,708			$16.90	3/23/10
	33,499			$12.09	3/28/11
	20,805	10,403	(2)	$13.24	3/05/12
	42,152	84,305	(3)	$5.86	3/03/13
		155,801	(4)	$3.72	3/04/14
Robert Van Namen	36,000			$8.50	7/31/11	142,401 (7)	$548,244
	18,000			$7.00	8/06/13
	23,775			$16.90	3/23/10
	28,122			$12.09	3/28/11
	18,162	9,081	(2)	$13.24	3/05/12
	36,771	73,543	(3)	$5.86	3/03/13
		135,912	(4)	$3.72	3/04/14
W. Lance Wright	20,710			$16.90	3/23/10	100,067 (8)	$385,258
	24,814			$12.09	3/28/11
	15,665	7,833	(3)	$13.24	3/05/12
	22,123	44,245	(4)	$5.86	3/03/13
		81,768	(4)	$3.72	3/04/14

(1)	Shares of restricted stock vest as follows: 38,396 shares with a vesting date of March 3, 2010; 341,513 shares with a vesting date of March 4, 2010; 10,448 shares with a vesting date of March 5, 2010; 38,396 shares with a vesting date of March 3, 2011; 60,484 shares with a vesting date of March 4, 2011; and 60,484 shares with a vesting date of March 4, 2012.

(2)	Stock options vest at the rate of 33 1/3% per year, with vesting dates of March 5, 2008, March 5, 2009, and March 5, 2010.

(3)	Stock options vest at the rate of 33 1/3% per year, with vesting dates of March 3, 2009, March 3, 2010, and March 3, 2011.

(4)	Stock options vest at the rate of 33 1/3% per year, with vesting dates of March 4, 2010, March 4, 2011, and March 4, 2012.

(5)	Shares of restricted stock vest as follows: 13,652 shares with a vesting date of March 3, 2010; 66,033 shares with a vesting date of March 4, 2010; 3,084 shares with a vesting date of March 5, 2010; 13,652 shares with a vesting date of March 3, 2011; 21,505 shares with a vesting date of March 4, 2011; and 21,506 shares with a vesting date of March 4, 2012.

(6)	Shares of restricted stock vest as follows: 10,435 shares with a vesting date of March 3, 2010; 49,889 shares with a vesting date of March 4, 2010; 2,436 shares with a vesting date of March 5, 2010; 10,435 shares with a vesting date of March 3, 2011; 16,248 shares with a vesting date of March 4, 2011; and 16,248 shares with a vesting date of March 4, 2012.

(7)	Shares of restricted stock vest as follows: 13,993 shares with a vesting date of March 3, 2010; 67,059 shares with a vesting date of March 4, 2010; 3,269 shares with a vesting date of March 5, 2010; 13,994 shares with a vesting date of March 3, 2011; 22,043 shares with a vesting date of March 4, 2011; and 22,043 shares with a vesting date of March 4, 2012.

(8)	Shares of restricted stock vest as follows: 8,419 shares with a vesting date of March 3, 2010; 53,885 shares with a vesting date of March 4, 2010; 2,820 shares with a vesting date of March 5, 2010; 8,419 shares with a vesting date of March 3, 2011; 13,262 shares with a vesting date of March 4, 2011; and 13,262 shares with a vesting date of March 4, 2012.

Option Exercises and Stock Vested in Fiscal Year 2009

The following table sets forth information regarding each exercise of stock options and each vesting of restricted stock during the year ended December 31, 2009 for each of the named executive officers.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting(1)

John K. Welch	—	—	268,729	$972,691
John C. Barpoulis	—	—	47,953	$175,442
Philip G. Sewell	—	—	61,154	$228,469
Robert Van Namen	—	—	20,543	$77,572
W. Lance Wright	—	—	39,150	$143,506

(1)	Amounts reflect the closing market price of the stock on the day the stock vested.

Pension Benefits in Fiscal Year 2009

We maintain the Employees’ Retirement Plan of USEC Inc., a tax-qualified defined benefit plan that provides retirement benefits to eligible employees. Section 415 and Section 401(a)(17) of the Internal Revenue Code generally place a limit on the amount of annual pension that can be paid from a tax-qualified plan as well as on the amount of annual earnings that can be used to calculate a pension benefit. However, we maintain the USEC Inc. Pension Restoration Plan that pays eligible employees the difference between the amount payable under the tax-qualified plan and the amount they would have received without the qualified plan’s limits. We also maintain two supplemental executive retirement plans (each, a “SERP”) in order to provide additional retirement benefits to executives to be competitive with the market. Mr. Welch, Mr. Barpoulis, Mr. Van Namen, and Mr. Wright participate in the USEC Inc. 2006 Supplemental Executive Retirement Plan (the “2006 SERP”) and Mr. Sewell is the sole active participant in the USEC Inc. 1999 Supplemental Executive Retirement Plan (the “1999 SERP”). The USEC Inc. Pension Restoration Plan and the SERPs are unfunded and are subject to forfeiture in the event of insolvency.

The following table shows the present value of benefits that the named executive officers are entitled to under the Employees’ Retirement Plan of USEC Inc. (the “Retirement Plan”), the USEC Inc. Pension Restoration Plan (the “Pension Restoration Plan”), and the applicable SERP. Mr. Welch and Mr. Barpoulis were not vested in the Retirement Plan, the Pension Restoration Plan, or the 2006 SERP as of December 31, 2009, however, they would be entitled to a minimum benefit under the 2006 SERP in the case of a change in control or death or disability as shown in the Potential Payments Upon Termination or Change in Control table.

			Present Value of
		Number of Years of	Accumulated	Payments During
Name	Plan Name	Credited Service	Benefit(1)	Last Fiscal Year

John K. Welch	Retirement Plan	4 yrs., 2 mos.	$131,942	$0
	Pension Restoration Plan	4 yrs., 2 mos.	$773,936	$0
	2006 SERP	4 yrs., 2 mos.	$3,548,023	$0

	Total		$4,453,901	$0
John C. Barpoulis	Retirement Plan	4 yrs., 9 mos.	$74,996	$0
	Pension Restoration Plan	4 yrs., 9 mos.	$139,521	$0
	2006 SERP	4 yrs., 9 mos.	$81,449	$0

	Total		$295,966	$0
Philip G. Sewell	Retirement Plan	8 yrs., 8 mos.	$353,755	$0
	Pension Restoration Plan	8 yrs., 8 mos.	$836,218	$0
	1999 SERP	8 yrs., 8 mos.	$3,750,840	$0

	Total		$4,940,813	$0
Robert Van Namen	Retirement Plan	11 yrs.	$200,774	$0
	Pension Restoration Plan	11 yrs.	$424,193	$0
	2006 SERP	11 yrs.	$348,956	$0

	Total		$973,923	$0
W. Lance Wright	Retirement Plan	6 yrs., 4 mos.	$196,045	$0
	Pension Restoration Plan	6 yrs., 4 mos.	$315,403	$0
	2006 SERP	6 yrs., 4 mos.	$397,051	$0

	Total		$908,499	$0

(1)	In determining the present value of each participant’s pension benefit, a 5.84% discount rate is assumed. An assumed interest rate of 6.24% is used in converting Pension Restoration Plan, 2006 SERP and 1999 SERP annuities into lump sums. The lump sum interest rate is determined at the time of benefit commencement and reflects the un-annualized Moody’s Aa index bond yield plus 75 basis points. For purposes of this table, the calculation assumes retirement at the earliest age at which unreduced benefits could be paid, including projected future service for eligibility purposes only.

The Retirement Plan and Pension Restoration Plan benefits shown in the table above are net present values. All named executive officers have elected a lump sum form of payment under the Pension Restoration Plan for benefits earned and vested after 2004. Pension Restoration Plan benefits earned prior to 2005 are payable as an annuity. As of December 31, 2009, benefits under the Retirement Plan are not payable as a lump sum (except that under the terms of the plan, Mr. Van Namen is eligible to receive a lump sum for any benefit accrued prior to 2001). The normal form of payment under the Retirement Plan is a single life annuity or a 50% joint and survivor annuity. Retirement benefits are calculated under the following three formulas, with the formula that gives the participant the largest benefit used for the final calculation:

•	Regular Formula: The monthly benefit under the “Regular Formula” is calculated as 1.2% of final average monthly compensation (base salary plus annual bonus) times years and months of credited service plus $110. There are no offsets to this benefit.

•	Alternate Formula: The monthly benefit under the “Alternate Formula” is calculated as 1.5% of final average monthly compensation (base salary plus annual bonus) times years and months of credited service minus 1.5% times actual or projected monthly primary Social Security benefit times years and months of credited service up to 33 1/3 years (up to a maximum of 50% of the actual or projected monthly Social Security benefit).

•	Minimum Formula: The monthly benefit under the “Minimum Formula” is calculated as $5 multiplied by the first ten years and months of credited service, plus $7 multiplied by the next ten years and months of credited service, plus $9 times the years and months of credited service in excess of 20 years, plus 10% (less 1% per year of credited service less than 8) of the final average monthly compensation as calculated under the Regular Formula plus $110. There are no offsets to this benefit.

An employee’s final average monthly compensation includes base salary plus annual incentive compensation, including cash and restricted stock, and does not include the value of any award under the Company’s Long-Term Incentive Program. Pension plan benefits are determined, in part, using the employee’s actual age and credited service. The normal retirement age under the Retirement Plan and Pension Restoration Plan is 65. An employee is eligible for early retirement without any reduction in benefits (1) if the employee has completed at least 10 years of service and has attained the age of 62; or (2) if the sum of the employee’s age and years of service equals 85 or greater. In addition, an employee is eligible for early retirement after completing 10 years of credited service and attaining the age of 50, with benefits reduced based on employee age and credited service, per the plan’s reduction factor schedule. As of December 31, 2009, Mr. Sewell was eligible for early unreduced retirement. He was the only named executive officer eligible for normal or early retirement under the Retirement Plan and Pension Restoration Plan. As a practice, the Company generally does not provide additional years of age or service (except under the change in control agreements, which grant additional service) and no named executive officer has been credited with additional years of age or service for purposes of computing a retirement benefit, under the Retirement Plan or the Pension Restoration Plan.

The 1999 SERP provides Mr. Sewell with an annual benefit in the form of a monthly annuity equal to 55% of final average compensation, with offsets for (1) any benefits received under the Company’s other retirement programs and any U.S. federal governmental retirement program to which the Company has contributed on the participant’s behalf; and (2) Social Security benefits should the participant be eligible for such benefit. Mr. Sewell elected to receive a lump sum that is the actuarial equivalent of the above-described annuity for benefits earned and vested after 2004. Final average compensation for this purpose includes base salary and annual incentive compensation, including cash and restricted stock, earned for the three years preceding the participant’s date of termination, divided by three. As of December 31, 2009, Mr. Sewell was eligible for normal retirement under the 1999 SERP.

Participants in the 2006 SERP will generally accrue a monthly supplemental retirement benefit equal to 2.5% of their final average compensation for each year of service, to a maximum benefit equal to 50% of the final average compensation after 20 years of service. For Mr. Welch, no supplemental retirement benefit is accrued until five years of service, at which point Mr. Welch’s benefit is equal to 30% of final average compensation. With seven years of service, this benefit increases to 40% of final average compensation and with ten or more years of service increases to 50% of final average compensation. Final average compensation under the 2006 SERP includes salary and annual incentive compensation, including cash and restricted stock, paid (or vested, in the case of restricted stock) for the three years preceding the participant’s date of termination. The normal retirement age under the 2006 SERP is 62. Benefits are reduced by 6% (3% for Mr. Welch) for each year the executive commences payment of benefits prior to age 62. Monthly benefits payable under the 2006 SERP to a participant are offset by the amount the participant is eligible to receive under the Company’s other retirement plans and Social Security. Participants are generally vested in their benefits under the 2006 SERP after five years of service, although vesting will be accelerated in the event of the participant’s death or termination of employment as a result of disability or in the event of a change in control of the Company. A minimum monthly supplemental retirement benefit equal to 10% (20% for Mr. Welch) of final average compensation applies where vesting is so accelerated.

Benefits under the 2006 SERP are generally payable to a participant in the form of a lump sum (or an annuity at the election of the participant within the first 30 days of participation) when the participant terminates, but no earlier than age 55 (age 60 for Mr. Welch), except in the case of disability or death. All named executive officers participating in the 2006 SERP have elected a lump sum. Where a participant is terminated for cause (as defined in the 2006 SERP) or where a participant violates certain restrictive covenants, the participant’s benefits will be forfeited whether or not then vested and subject to repayment to the Company to the extent already paid to the participant. As of December 31, 2009, Mr. Wright was eligible for normal retirement under the 2006 SERP.

Nonqualified Deferred Compensation in Fiscal Year 2009

As described more fully in “Compensation Discussion and Analysis — Indirect Compensation — Retirement Plans,” named executive officers have the opportunity to participate in the USEC Inc. Executive Deferred Compensation Plan (the “Deferred Compensation Plan”). Participants in the Deferred Compensation Plan may elect to defer up to a maximum of 90% and a minimum of 5% of base salary and a maximum of 100% and a minimum of 5% of cash bonus amounts received through the Company’s incentive compensation programs. The Company matches participant contributions under the Deferred Compensation Plan at the rate that would apply if they had been contributed to the USEC Savings Program without regard for any statutory limitations, reduced by amounts contributed to the USEC Savings Program. A participant may receive a distribution from the Deferred Compensation Plan upon a qualifying distribution event such as a separation from service, disability, death, or in-service distribution on a specified date, change in control or an unforeseeable emergency all as defined in the plan. Deferred Compensation Plan accounts are deemed to be invested in a number of mutual funds made available for designation by the participant.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
Name	in Last FY(1)	in Last FY(2)	in Last FY(3)	Distributions	at Last FYE(4)

John K. Welch	$93,462	$27,208	$62,488	—	$381,992
John C. Barpoulis	—	—	—	—	—
Philip G. Sewell	—	—	—	—	—
Robert Van Namen	$28,266	$12,436	$60,042	—	$224,777
W. Lance Wright	$51,017	$10,230	$52,105	—	$189,921

(1)	Amount represents executive’s contributions to the Deferred Compensation Plan. These amounts are also included in the Summary Compensation Table in the Salary column.

(2)	Amount represents the Company’s contributions to the Deferred Compensation Plan. These amounts are also included in the Summary Compensation Table in the All Other Compensation column.

(3)	Amount represents earnings on the Deferred Compensation Plan during 2009.

(4)	Amount represents the aggregate balance for the named executive officers as of December 31, 2009 under the Deferred Compensation Plan. Includes the executive’s contributions to the Deferred Compensation Plan (formerly the USEC Inc. 401(k) Restoration Plan) previously reported as compensation to the named executive officers in the Summary Compensation Table in the Salary column in previous years, including as follows: Mr. Welch $90,000 in 2008, $34,081 in 2007; Mr. Van Namen $37,547 in 2008, $15,866 in 2007; and Mr. Wright $52,067 in 2008, $9,222 in 2007. Amount includes the Company’s contributions to the Deferred Compensation Plan (formerly the USEC Inc. 401(k) Restoration Plan) previously reported as compensation in the Summary Compensation Table in the All Other Compensation column in previous years, including as follows: Mr. Welch $26,800 in 2008, $26,892 in 2007; Mr. Van Namen $20,838 in 2008, $17,466 in 2007; and Mr. Wright $11,627 in 2008, $10,890 in 2007.

Potential Payments Upon Termination or Change in Control

The table below shows potential payments to our named executive officers under existing agreements, plans or arrangements for various scenarios involving a termination of employment or a change in control of the Company. The table assumes a December 31, 2009 change in control and termination date and is based on the named executive officers’ compensation and service levels as of that date. Where applicable, the table uses the closing price of our common stock of $3.85 as reported on the New York Stock Exchange as of December 31, 2009. The benefits in the table below are in addition to certain benefits available generally to salaried employees, such as accrued salary and vacation pay and distributions of plan balances under the USEC Savings Program.

Due to the number of factors that affect the nature and amounts of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the executive’s age.

Payments Made Upon Termination

Under the USEC Inc. Executive Severance Plan, if an executive officer is terminated by the Company without cause, he is eligible to receive the following:

•	his current base salary and a prorated share of his current annual incentive (payable at the end of the performance period based on actual performance) up to the date of termination;

•	a lump sum cash severance equal to one year’s base salary at his current rate and an amount equal to his final average bonus (generally the average of his last three year’s annual incentive awards, both cash and restricted stock); and

•	continuation of medical and dental coverage as well as life insurance paid for by the Company for one year after termination (or until he receives similar coverage from a subsequent employer, whichever occurs first) and outplacement assistance services.

Severance benefits are contingent upon the executive executing a release and agreeing to comply with certain restrictive covenants relating to non-competition and non-solicitation of Company employees for a period of one year following his termination of employment. No severance is paid to an employee who is terminated for cause or who resigns voluntarily.

Payments Made Upon a Change in Control

The Company has entered into change in control agreements with each of the named executive officers. The change in control agreements provide each named executive officer with the following benefits (in lieu of any severance benefits under the Executive Severance Plan described above) if there is a change in control of the Company and within a protected period beginning three months before and ending three years after that change in control (the “protected period”), the Company terminates the executive’s employment without cause or the executive terminates his employment for “good reason” (as defined in the agreement):

•	a cash lump sum payment of his unpaid base salary through the date of termination, plus all other amounts to which he was entitled under any of the Company’s compensation or benefit plans under the terms of such plans;

•	a cash lump sum payment equal to 2.5 times the sum of the executive’s final annual base salary and his final average bonus. The executive’s final average bonus is generally the average of the three most recent annual incentive bonuses paid to the executive prior to the date of termination (whether paid in the form of cash or in grants of restricted stock);

•	continuation of life, accident and health insurance benefits for 2.5 years following the change in control, or, if sooner, until he is covered by comparable programs of a subsequent employer;

•	two and one-half additional years of service for purposes of vesting, eligibility and benefit accrual under the Company’s SERPs; and

•	if the executive receives payments that would subject him to any federal excise tax due under Section 4999 of the Internal Revenue Code, he would also receive a cash payment equal to the amount of such excise tax. The calculation of the 280G gross-up amount in the tables below is based upon a 280G excise tax rate of 20% and a 35% income tax rate.

In order to receive these benefits, the executive must comply with the non-competition, non-solicitation and confidentiality provisions of the change in control agreement during the term of the agreement and for a period thereafter. For purposes of the 280G calculation we have not assumed that any amounts will be discounted as attributable to reasonable compensation or that any value will be attributed to executive’s being bound by the agreements regarding non-competition, non-solicitation and confidentiality contained in their change in control agreements, because these amounts are too subject to the facts and circumstances in place at the time of payment to be capable of valuation.

Equity Awards

Awards granted prior to April 30, 2009 are governed by the USEC Inc. 1999 Equity Incentive Plan (the “1999 Plan”) and awards granted on or after April 30, 2009 are governed by the USEC Inc. 2009 Equity Incentive Plan (the “2009 Plan”). If an executive’s employment is terminated by the Company without cause or is terminated by reason of the executive’s death, disability or retirement (normal retirement or unreduced early retirement), or upon a change in control, all of the executive’s shares of restricted stock and unvested stock options granted under the 1999 Plan will become vested. If an executive’s employment is terminated by the Company without cause or is terminated by reason of the executive’s death, disability or retirement, or is terminated by the Company without cause or by the executive with good reason coincident with or following a change in control, all of the executive’s shares of restricted stock and unvested stock options granted under the 2009 Plan will become vested. In addition, if an executive becomes eligible for retirement, all of the executive’s shares of restricted stock granted under the 2009 Plan will become vested.

If the executive’s employment is terminated for cause or if the executive voluntarily terminates employment (other than by retirement), all of the executive’s restricted stock and unvested stock options will be cancelled and forfeited.

The table below includes the intrinsic value (that is, the value based on the closing price of the Company’s stock of $3.85 as reported on the New York Stock Exchange as of December 31, 2009 and, in the case of options, less the exercise price) of stock options and restricted stock that would become exercisable or vested if the named executive officer terminated employment as of December 31, 2009. As of December 31, 2009, all unvested stock options held by the named executive officers had exercise prices that were greater than the closing price of our common stock of $3.85 as reported on the New York Stock Exchange as of December 31, 2009.

Retirement Benefits

The Pension Benefits in Fiscal Year 2009 table describes the general terms of each retirement plan in which the named executive officers participate, the years of credited service and the present value of each named executive officer’s accumulated pension benefit. The table below includes the present value of benefits under the Employees Retirement Plan of USEC Inc. (the “Retirement Plan”), the USEC Inc. Pension Restoration Plan (the “Pension Restoration Plan”), the USEC Inc. 1999 Supplemental Executive Retirement Plan (the “1999 SERP”), and the USEC Inc. 2006 Supplemental Executive Retirement Plan (the “2006 SERP”) that would have become payable if the named executive officer had terminated employment as of December 31, 2009.

Potential Payments Upon Termination or Change in Control

					Involuntary
					or Good
					Reason
Executive Benefits			Involuntary	Involuntary	Termination
and Payments	Voluntary	Retirement	Not for Cause	For Cause	(Change		Death or
Upon Termination	Termination	(1)	Termination	Termination	in Control)		Disability

John K. Welch
Severance Payments(2)	$0	N/A	$1,910,702	$0	$4,787,199		$0
Stock Options	$0	N/A	$0	$0	$0		$0
Restricted Stock	$0	N/A	$2,116,426	$0	$2,116,426		$2,116,426
Retirement Plan(3)	$0	N/A	$0	$0	$0		$0
Pension Restoration Plan(3)	$0	N/A	$0	$0	$0		$0
2006 SERP(4)	$0	N/A	$0	$0	$5,944,420	(8)	$4,193,968
280G Tax Gross-up	$0	N/A	$0	$0	$2,505,887		$0
Continuing Benefits(5)	$0	N/A	$42,558	$0	$106,396		$0

Total	$0		$4,069,686	$0	$15,460,328		$6,310,394

John C. Barpoulis
Severance Payments(2)	$0	N/A	$702,402	$0	$1,766,663		$0
Stock Options	$0	N/A	$0	$0	$0		$0
Restricted Stock	$0	N/A	$536,813	$0	$536,813		$536,813
Retirement Plan(3)	$0	N/A	$0	$0	$0		$0
Pension Restoration Plan(3)	$0	N/A	$0	$0	$0		$0
2006 SERP(4)	$0	N/A	$0	$0	$468,538	(8)	$418,949
280G Tax Gross-up	$0	N/A	$0	$0	$431,094		$0
Continuing Benefits(5)	$0	N/A	$31,984	$0	$79,960		$0

Total	$0		$1,271,199	$0	$3,283,068		$955,762

Philip G. Sewell
Severance Payments(2)	$0	$0	$826,659	$0	$2,086,308		$0
Stock Options	$0	$0	$0	$0	$0		$0
Restricted Stock	$0	$0	$0	$0	$0		$0
Retirement Plan(3)	$353,755	$353,755	$353,755	$353,755	$353,755		$183,574	(7)
Pension Restoration Plan(3)	$836,218	$836,218	$836,218	$836,218	$836,218		$744,733	(7)
1999 SERP(6)	$3,750,840	$3,750,840	$3,750,840	$0	$3,750,840	(8)	$1,946,427
280G Tax Gross-up	$0	$0	$0	$0	$0		$0
Continuing Benefits(5)	$0	$0	$24,231	$0	$60,576		$0

Total	$4,940,813	$4,940,813	$5,791,703	$1,189,973	$7,087,697		$2,874,734

					Involuntary
					or Good
					Reason
Executive Benefits			Involuntary	Involuntary	Termination
and Payments	Voluntary	Retirement	Not for Cause	For Cause	(Change		Death or
Upon Termination	Termination	(1)	Termination	Termination	in Control)		Disability

Robert Van Namen
Severance Payments(2)	$0	N/A	$721,653	$0	$1,811,635		$0
Stock Options	$0	N/A	$0	$0	$0		$0
Restricted Stock	$0	N/A	$548,244	$0	$548,244		$548,244
Retirement Plan(3)	$111,930	N/A	$209,926	$111,930	$111,930		$130,494	(7)
Pension Restoration Plan(3)	$280,471	N/A	$399,361	$280,471	$280,471		$291,174	(7)
2006 SERP(4)	$489,277	N/A	$351,422	$0	$720,198	(8)	$471,480
280G Tax Gross-up	$0	N/A	$0	$0	$0		$0
Continuing Benefits(5)	$0	N/A	$34,112	$0	$85,279		$0

Total	$881,678		$2,264,718	$392,401	$3,557,757		$1,441,392

W. Lance Wright
Severance Payments(2)	$0	N/A	$645,268	$0	$1,611,047		$0
Stock Options	$0	N/A	$0	$0	$0		$0
Restricted Stock	$0	N/A	$385,258	$0	$385,258		$385,258
Retirement Plan(3)	$190,699	N/A	$190,699	$190,699	$190,699		$91,575	(7)
Pension Restoration Plan(3)	$321,775	N/A	$321,775	$321,775	$321,775		$321,775	(7)
2006 SERP(4)	$397,051	N/A	$397,051	$0	$839,559	(8)	$397,051
280G Tax Gross-up	$0	N/A	$0	$0	$423,132		$0
Continuing Benefits(5)	$0	N/A	$18,377	$0	$45,944		$0

Total	$909,525		$1,958,428	$512,474	$3,817,414		$1,195,659

(1)	As of December 31, 2009, Mr. Sewell is eligible for normal retirement in the 1999 SERP and early retirement in the Retirement Plan and the Pension Restoration Plan. Because of his years of services, Mr. Sewell would have been eligible to commence an immediate unreduced retirement benefit if he had retired as of December 31, 2009. As of December 31, 2009, Mr. Wright is eligible for normal retirement under the 2006 SERP. No other named executive officer is eligible for an early or normal retirement under any of the Company’s retirement programs as of December 31, 2009.

(2)	In calculating the Severance Payment payable upon involuntary not for cause termination under the USEC Inc. Executive Severance Plan, the final average bonuses for the named executive officers includes each executive’s 2009 target annual incentive bonus because annual incentive bonuses for 2009 had not been determined as of December 31, 2009.

In calculating the Severance Payment under the executives’ change in control agreements, the final average bonuses for the named executive officers were based on the average of any bonuses paid in 2008, 2007 and 2006.

(3)	Only Mr. Sewell, Mr. Van Namen and Mr. Wright are vested under the Retirement Plan and the Pension Restoration Plan as of December 31, 2009. Mr. Sewell (age 63 as of December 31, 2009) is eligible for early retirement and would commence an immediate unreduced benefit upon termination. Mr. Van Namen (age 48 as of December 31, 2009) is not yet eligible for retirement but is eligible for immediate commencement of benefits accrued prior to 2001, payable as a lump sum. Mr. Van Namen will be eligible to commence a reduced pension for benefits accrued after 2000 at age 50. Mr. Wright (age 62 as of December 31, 2009) is not yet eligible for retirement but is eligible to commence an immediate, reduced benefit. Pension Restoration Plan benefits earned and vested after December 31, 2004 will be paid as a lump sum. Amounts shown are the actuarial present value of annuity payments and lump sums, as applicable. The present value of accumulated benefits is calculated using the assumptions under FASB ASC Topic 715-30 as shown in Note 10 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2009. In the case of disability, each of the executives would continue to accrue service during periods of disability rather than commence a retirement benefit.

(4)	Mr. Van Namen and Mr. Wright are the only named executive officers vested under the 2006 SERP. Mr. Welch and Mr. Barpoulis are only vested under the 2006 SERP in the case of a change in control or death or disability. Accrued SERP benefits are forfeited upon a termination for cause. Mr. Barpoulis (in the case of a change in control) and Mr. Van Namen are ineligible to commence payment so their amounts represent the present value of an age 55 lump sum payment. Mr. Welch (in the case of a change in control) and Mr. Wright are eligible for immediate lump sum benefits. Lump sum death benefits are payable immediately. The 2006 SERP provides for a minimum benefit objective of 10% of final average pay (20% in the case of Mr. Welch) in the case of a change in control or death or disability. Amounts for all executives represent the present value of accrued benefits payable in lump sum form. The present value of accumulated benefits is calculated using the assumptions under FASB ASC Topic 715-30 as shown in Note 10 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2009.

(5)	Includes (a) the cost of continuation of medical, dental and life insurance benefits for a period of one year following termination of employment in the case of an involuntary not for cause termination; and (b) the cost of continuation of medical, dental, life insurance and disability benefits for a period of 2.5 years following termination of employment in the case of a change in control. Amounts vary by executive based on their specific benefit elections.

(6)	Mr. Sewell is the only named executive officer with benefits under the 1999 SERP. Mr. Sewell is eligible to commence an immediate, unreduced benefit upon termination. Benefits accrued prior to 2005 are payable in the form of an annuity and post-2004 benefits are payable as the lump sum equivalent of such annuity. Accrued 1999 SERP benefits are forfeited upon a termination for cause. The amount shown is the actuarial present value of life annuity and lump sum payments. Death benefits are 50% of Mr. Sewell’s pre-2005 accrued benefit and 100% of his post-2004 accrued benefit, with survivor benefits payable as an annuity. The present value of accumulated benefits is calculated using the assumptions under FASB ASC Topic 715-30 as shown in Note 10 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2009.

(7)	In the case of death, Mr. Sewell’s, Mr. Van Namen’s and Mr. Wright’s beneficiaries would be entitled to survivor annuity benefits under the Retirement Plan and the Pension Restoration Plan and would be eligible to commence survivor benefits immediately. Mr. Sewell’s survivor benefit is 50% of the amount Mr. Sewell would receive in the form of a single life annuity. Mr. Van Namen’s survivor’s benefit is 50% of the amount Mr. Van Namen would receive in the form of a single life annuity and is reduced for early commencement, subject to a minimum survivor benefit of 25%. Mr. Wright’s survivor’s benefit is the 50% survivor portion of a joint and survivor annuity and is reduced for early commencement. Benefits accrued and vested after December 31, 2004 in the Pension Restoration Plan are payable as a lump sum. In the case of disability, each of the executives would continue to accrue service during periods of disability rather than commence a retirement benefit.

(8)	Change in control agreements provide for an additional 2.5 years of service for vesting, eligibility and benefit accrual for the executive’s retirement benefits. This is provided through the executive’s SERP benefit and accordingly, amount reflects gross benefit with 2.5 year service enhancement, less vested accrued benefits under the Retirement Plan and the Pension Restoration Plan.

ITEM 2.  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit and Finance Committee of the Company has appointed the firm of PricewaterhouseCoopers LLP to serve as the independent auditors of the Company for 2010, subject to ratification of this appointment by the shareholders of the Company. One or more representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have an opportunity to make a statement if he desires to do so. PricewaterhouseCoopers LLP representatives will also be available to respond to appropriate questions.

The Audit and Finance Committee has sole authority for appointing and terminating USEC’s independent auditors for 2010. Accordingly, shareholder approval is not required to appoint PricewaterhouseCoopers LLP as USEC’s independent auditors for 2010. The Audit and Finance Committee believes, however, that submitting the appointment of PricewaterhouseCoopers LLP to the shareholders for ratification is a matter of good corporate governance. If the shareholders do not ratify the appointment, the Audit and Finance Committee will review its future selection of the Company’s independent auditors.

The ratification of the appointment of PricewaterhouseCoopers LLP as USEC’s independent auditors requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

The Board recommends voting FOR ratification of the appointment of PricewaterhouseCoopers LLP as USEC’s independent auditors.

Audit and Non-Audit Fees

The Audit and Finance Committee pre-approves all audit and non-audit services provided by the independent auditors prior to the engagement of the independent auditors with respect to such services. The Audit and Finance Committee has delegated pre-approval authority to the Chairman of the Audit and Finance Committee, who presents any decisions to the full Audit and Finance Committee at its next scheduled meeting. The following amounts were billed to the Company by the independent auditors for services rendered for the periods indicated:

	Amount Billed	Amount Billed
	For Year Ended	For Year Ended
Type of Fee	December 31, 2009	December 31, 2008
	(In thousands)	(In thousands)

Audit Fees(1)	$1,081	$987
Audit-Related Fees(2)	$15	$13
Tax Fees(3)	$70	$66
All Other Fees(4)	$3	$3

Total	$1,169	$1,069

(1)	Primarily audits of the financial statements for both periods including internal control testing over financial reporting and reviews of quarterly financial statements for both periods.

(2)	Compliance report for revolving credit facility.

(3)	Primarily services related to selected tax projects and IRS audit assistance for both periods.

(4)	Service fee for access to electronic publication.

AUDIT AND FINANCE COMMITTEE REPORT

The Audit and Finance Committee of the Board of Directors is comprised of four independent directors and operates under a written charter. The Committee meets with the internal and independent auditors, with and without management present, to facilitate and encourage private communication.

In fulfilling its responsibilities, the Committee has reviewed and discussed with management and the independent auditors the Company’s audited consolidated financial statements for the year ended December 31, 2009.

The Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

The Committee considered and concluded that the provision of non-audit services by the independent auditors was compatible with maintaining their independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Audit and Finance Committee

Joseph T. Doyle, Chairman
Michael H. Armacost
W. Henson Moore
Joseph F. Paquette, Jr.

In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this proxy statement or future filings made by the Company under those statutes, the information included under the captions “Compensation Committee Report,” and “Audit and Finance Committee Report” shall not be deemed “soliciting material” or to be “filed” with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except to the extent that the Company specifically incorporates these items by reference.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS AND OTHER INFORMATION

Date for Submission of Shareholder Proposals

Under the SEC rules, in order to be considered for inclusion in USEC’s proxy statement for the 2011 annual meeting of shareholders, proposals from shareholders must be received by the Secretary of the Company at Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817 not later than November 19, 2010.

Our bylaws contain an advance notice provision regarding shareholder proposals that are not sought to be included in the Company’s proxy statement, which provides that, to be timely, a shareholder’s notice of intention to bring business before a meeting must be delivered to the Company’s Secretary, at the Company’s principal executive office, not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting, unless the date of the next annual meeting is more than 30 days before or more than 60 days after such anniversary date, in which case notice must be received not later than the tenth day following the day on which notice of the meeting is mailed or public disclosure of the date of the annual meeting is made. Accordingly, shareholder nominations for director or other proposed items of business intended to be brought before the next annual meeting of shareholders must be received by the Company between December 30, 2010 and January 29, 2011 in order to be considered timely, unless the Company gives notice that the date of the annual meeting is more than 30 days before, or more than 60 days after, April 29, 2011. Any proposals received outside of that period will not be permitted to be raised at the meeting.

Other Matters

As of the date of this Proxy Statement, the Board of Directors does not know of any matters to be presented at the 2010 Annual Meeting other than those specifically set forth above. If other matters should properly come before the Annual Meeting or any adjournment thereof, including shareholder proposals that have been excluded pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, the persons named as proxies in the enclosed proxy card intend to vote the shares represented by them in accordance with their best judgment with respect to such matters.

By order of the Board of Directors,

Peter B. Saba
Senior Vice President, General Counsel and Secretary

Bethesda, Maryland
March 18, 2010

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Proxies submitted by the internet or telephone must be received by 10:00 a.m. Eastern Daylight Time, on April 29, 2010

INTERNET
http://www.proxyvoting.com/usu
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

 WO#
70156
▼ FOLD AND DETACH HERE ▼

Please mark your votes as indicated in this example	☒
The Board of Directors recommends a vote FOR each of the listed nominees and FOR Proposal 2.

	For	Withhold		For	Withhold			FOR	AGAINST	ABSTAIN
1. Election of Directors:

01 James R. Mellor	☐	☐	06 John R. Hall	☐	☐	2.	To ratify the appointment of PricewaterhouseCoopers LLP as USEC’s independent auditors for 2010.	☐	☐	☐

02 Michael H. Armacost	☐	☐	07 William J. Madia	☐	☐

03 Joyce F. Brown	☐	☐	08 W. Henson Moore	☐	☐

04 Joseph T. Doyle	☐	☐	09 John K. Welch	☐	☐

05 H. William Habermeyer	☐	☐

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

FOLD AND DETACH HERE

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF USEC INC.
FOR THE 2010 ANNUAL MEETING OF USEC SHAREHOLDERS
James R. Mellor, John K. Welch and Peter B. Saba, or any of them, each with full power of substitution, are hereby authorized to vote the undersigned’s shares of common stock, par value $0.10 per share, of USEC Inc. (“USEC”) at the 2010 Annual Meeting of Shareholders of USEC, scheduled to be held on Thursday, April 29, 2010, at 10:00 a.m., local time, at the Marriott Bethesda North Hotel & Conference Center, 5701 Marinelli Road, North Bethesda, Maryland, and at any and all adjournments, postponements, continuations or reschedulings thereof (the “Annual Meeting”), upon the matters set forth in the Proxy Statement furnished by USEC (the “Proxy Statement”) and upon such other matters as may properly come before the Annual Meeting, voting as specified on this card with respect to the matters set forth in the Proxy Statement, and voting in the discretion of the above-named persons on such other matters as may properly come before the Annual Meeting.
The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES FOR DIRECTOR, AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.
PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED, POSTAGE-PREPAID, BUSINESS REPLY ENVELOPE. NO ADDITIONAL POSTAGE IS NECESSARY IF SUCH ENVELOPE IS MAILED IN THE UNITED STATES.

Address Change/Comments (Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)
WO#
70156